UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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ARCHROCK, INC.

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Notice of 2022 Annual Meeting of Stockholders and Proxy Statement

MESSAGE TO OUR STOCKHOLDERS

Dear Fellow Stockholder:

On behalf of the Board of Directors and our management team, we cordially invite you to attend Archrock, Inc.’s Annual Meeting of Stockholders, which will be held at 9:00 a.m. Central Time on Thursday, April 28, 2022 at our corporate offices located at 9807 Katy Freeway, Suite 100, Houston, Texas. The 2022 Annual Meeting of Stockholders will be held in-person and according to recommended safety protocols necessitated by the COVID-19 pandemic.

At this meeting, you will have a chance to vote on the matters set forth in the accompanying Notice of Annual Meeting and Proxy Statement.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please vote by internet, telephone, or mail as soon as possible to ensure your vote is recorded promptly. The instructions set forth in the Proxy Statement and on the proxy card explain how to vote your shares.

Thank you for your continued support of Archrock at a time when the delivery of reliable, affordable and cleaner energy to industries and homes across the United States has never been more critical.

Sincerely,

Gordon Hall, Chairman of the Board	Brad Childers, President and Chief Executive Officer

NOTICE OF 2022 ANNUAL STOCKHOLDERS’ MEETING

ANNUAL MEETING DETAILS	MEETING AGENDA
DATE Thursday, April 28, 2022	PROPOSAL	BOARD’S VOTING RECOMMENDATION	PAGE REFERENCE

TIME 9:00 a.m. Central Time	Election of nine director nominees	FOR EACH NOMINEE	1

LOCATION Archrock, Inc. 9807 Katy Freeway, Suite 100 Houston, Texas 77024	Ratification of the appointment of the independent registered public accounting firm for fiscal 2022	FOR	21

RECORD DATE March 3, 2022	Non-binding, advisory vote to approve 2021 executive compensation of our Named Executive Officers	FOR	24

The Board recommends that you vote “FOR” each director nominee and “FOR” each of the other proposals. The full text of these proposals is set forth in the accompanying Proxy Statement.

For specific instructions on how to vote your shares, please refer to the Notice of Internet Availability of Proxy Materials you received in the mail, the instructions provided in this document, or, if you requested to receive printed proxy materials, your proxy card.

By Order of the Board of Directors, Stephanie C. Hildebrandt, Secretary March 16, 2022

AVAILABILITY OF PROXY MATERIALS

This Proxy Statement and our 2021 Annual Report to Stockholders are available at www.archrock.com. Stockholders are encouraged to access and carefully review the proxy materials before voting. We commenced mailing and made this Proxy Statement available on the Internet on March 16, 2022.

CONTINGENT VIRTUAL MEETING

Due to the public health impact of the COVID-19 pandemic, we will monitor the need to conduct the meeting solely by means of remote communication. In that event, details on how to participate will be set forth in a press release issued by the Company and available at www.archrock.com. If you plan to attend the meeting, please check our website one week prior to the meeting.

VOTE AS SOON AS POSSIBLE

Vote right away using any of the following methods. Have your proxy card or voting instructions accessible and follow the instructions. If your shares are held in the name of a broker or other nominee, follow the voting instructions you receive from your broker or other nominee.

2021 IN REVIEW

FISCAL 2021 HIGHLIGHTS

$89M cash returned to stockholders	2.2x dividend coverage

0.10 TRIR Total Recordable Incident Rate	8% year-end dividend yield

Generated net income and earnings per share growth at the bottom of the business cycle
Delivered free cash flow after dividend of $164 million, driven by the resilience of our business, disciplined capital allocation and proceeds from the strategic sale of non-core assets
Maintained capital discipline, reducing growth spending by 53% compared to 2020, in alignment with the market and customer demand
Strength and durability of our business and cash flows supported returns to stockholders of $89 million
In the second half of 2021, we experienced improved momentum in horsepower booking and resumed operating horsepower growth, leading indicators for our business, through the redeployment of assets and disciplined and selective capital spending
Achieved our best ever Total Recordable Incident Rate in 2021 of 0.10, a significant improvement over 2020 TRIR of 0.25
Published our third Sustainability Report and continued to focus on ways to improve our environmental, social and governance (“ESG”) performance

Completed several major phases of a process and technology transformation project that we expect will result in improved operating efficiencies, reduced internal costs and improved profitability, as well as reduced emissions on a per horsepower basis

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ENVIRONMENTAL, SOCIAL AND GOVERNANCE

Archrock is committed to a strategy focused on natural gas and a cleaner energy future for us, our customers and other stakeholders. We believe that a multi-faceted approach focused on partnerships, customer expectations, investments in technology and sustained affordability, will drive an effective energy transition. At Archrock, we began by estimating and analyzing our scope 1, 2 and 3 emissions, reporting on our current state, closely monitoring trends and expectations and establishing the internal governance structure to advance our initiatives. We recognize that the energy transition will present both challenges and opportunities to the industry. We also appreciate the impact of affordable energy on our collective health and wellbeing – and our natural gas compression infrastructure plays a critical role. To ensure we not only achieve our near-term objectives but also address long-term sustainability and evolving stakeholder expectations, we have identified the following points of focus that we believe are the most impactful to our operations:

Economic Impact. Our mission is to be the premier provider of natural gas compression services in the U.S. By providing superior service to maximize our customers’ operations, we play a critical role in the delivery of cleaner burning and affordable natural gas. In addition, we are focused on capital discipline, generation of free cash flow and returns to our stockholders. Finally, we foster a culture that is committed to sharing our time and resources for the betterment of our communities.

Customers and the Environment. Our mission to be the premier provider of compression services is the bedrock of our operating strategy. This demands the delivery of high quality services, a compression fleet of nearly 4 million available horsepower to help meet the gas compression services requirements of approximately 400 customers throughout all major U.S. energy producing regions, and the commitment to partner with our customers to help them meet evolving emissions standards.

Safety. With over 500 field service technicians and shop mechanics deployed across the U.S., operating safely must be and is a core value. Our talented technicians and mechanics are equipped with the support, tools and skills to perform their jobs safely, efficiently and in an environmentally-conscious way. Safety has consistently been a performance metric of our annual short-term incentive program.

People. We take pride in operating and maintaining superior equipment, but it is our people who truly make the difference, providing best-in-class customer service to the energy industry on a 24/7/365 basis. To hire and retain the top people in the industry, we have made it a priority to create a work environment based on integrity, respect and inclusion and to offer training programs for continuous improvement as well as compensation and other programs that fairly reward and recognize employee contributions.

Leadership and Governance. We believe that good corporate governance practices are the foundation for lasting performance, and we are committed to maintaining best practices in governance, with appropriate Board oversight of strategy and risk, including environmental and social risks and opportunities. We believe our history bears out the value we ascribe to corporate governance and the effectiveness of our corporate governance structure and processes.

We invite our stockholders to learn more about our approach and performance with respect to environmental, social and governance matters by reading our 2020 Sustainability Report and listening to our quarterly earnings calls. Our Sustainability Report can be found at www.archrock.com.

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CORPORATE GOVERNANCE

✓	Annual election of all directors

✓	Plurality vote standard which requires that any nominee for director who receives a greater number of “withheld” votes than “for” votes must submit his or her resignation for consideration by the Board

✓	Separate chairman and chief executive officer

✓	Majority independent board; seven of our nine directors are independent

✓	100% independent board committees
✓	Independent directors meet regularly without management present

✓	33% gender and racial diversity; 50% of board leadership roles are held by women

✓	Modest director compensation with emphasis on equity component

✓	Officer and director stock ownership guidelines

✓	No hedging or pledging of Company securities

✓	Annual board and committee evaluations

EXECUTIVE COMPENSATION

Our philosophy is to reward performance with compensation that is a mix of fixed and variable compensation and is balanced between long-term and annual performance objectives. Good governance, adherence to best practices and consideration of stakeholder interests form the foundation of our executive compensation program, developed by a fully independent Compensation Committee with the support of an independent executive compensation consultant. Our best practices include:

✓	Annual review and consideration of our peer group

✓	Three-year performance periods for long-term incentive awards

✓	Three-year equity vesting

✓	Separate performance measures for short-term and long-term incentives
✓	Caps on performance-based compensation

✓	Regular review of burn rate and dilution associated with long-term incentives

✓	Extremely limited perquisites

✓	Double trigger change of control agreements

✓	Performance-based compensation clawback policy

For more information regarding our 2021 executive compensation program, see the “Compensation Discussion and Analysis” in this Proxy Statement.

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PROPOSAL 1 ELECTION OF DIRECTORS

Nine directors are nominated to be elected to the Board of Directors (the “Board”) at the Annual Meeting. Each nominee has consented to serve as a director if elected.

BOARD RECOMMENDATION

The Board recommends a vote “FOR” the election of each director nominee to hold office for a one-year term expiring at the 2023 Annual Meeting of Stockholders or until his or her successor is duly elected and qualified.

VOTE REQUIRED

With respect to the election of directors, you may vote “for” or withhold authority to vote for each director nominee. A plurality of the votes present in person or by proxy and entitled to vote is required to elect each director nominee, meaning that the nine director nominees who receive the highest number of shares voted “for” their election are elected. However, our Corporate Governance Principles require that any nominee who receives a greater number of “withheld” votes than “for” votes must submit his or her resignation for consideration by our Board. Broker non-votes will not have an effect on the election of directors.

OVERVIEW OF 2022 DIRECTOR NOMINEES

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NOMINEES FOR DIRECTOR

The following biographical information is furnished with respect to each director nominee, together with a discussion of each nominee’s experience, qualifications and attributes or skills that were considered in their nomination to the Board.

ANNE-MARIE N. AINSWORTH Age 65 Independent Director since April 2015 Member, Audit Committee Chair, Governance and Sustainability Committee	Qualifications
	●	Extensive leadership experience in the oil and gas industry
	●	Familiarity with governance issues, having served as chief executive officer of both public and private energy companies
	●	Experience operating a portfolio of energy assets including direct responsibility for safety

Career Highlights

●	President, Chief Executive Officer and director of the general partner of Oiltanking Partners, L.P. (a provider of terminal, storage and transportation services to the crude oil, refined petroleum and liquefied petroleum gas industries) and President and Chief Executive Officer of Oiltanking Holding Americas, Inc. from 2012 to 2014
●	Senior Vice President, Refining of Sunoco, Inc. (a petroleum and petrochemical manufacturer) from 2009 to 2012
●	General Manager of the Motiva Enterprises, LLC, refinery in Norco, Louisiana from 2006 to 2009
●	Director, Management Systems and Process Safety at Shell Oil Products U.S. from 2003 to 2006, and Vice President of Technical Assurance at Shell Deer Park Refining Company from 2000 to 2003

Board Service

●	Director, member of the compensation committee and chair of the safety and environment committee of Pembina Pipeline Corporation (a Canadian oil and gas pipeline company)
●	Director and member of the audit committee of Kirby Corporation (an operator of inland and offshore tank barge fleets in the U.S. and provider of diesel engine services)
●	Director and member of the EHS and public policy committee and finance committee of Holly Frontier Corporation (an independent petroleum refiner in the U.S.)
●	Former director of Seventy Seven Energy Inc. from 2014 to 2015

Education

●	BS, Chemical Engineering, University of Toledo
●	MBA, Rice University, where she also served as an Adjunct Professor from 2000 to 2009
●	Graduate, Institute of Corporate Directors Education Program, Rotman School of Management, University of Calgary, with ICD.D designation

D. BRADLEY CHILDERS Age 57 President and Chief Executive Officer, Archrock Non-Independent Director since April 2013	Qualifications
	●	Intimate knowledge of our strategy, operations and markets
	●	Deep understanding of operational opportunities and challenges acquired through prior operating roles
	●	Business judgment, management experience and leadership skills that are highly valuable in assessing our business strategies and accompanying risks

Career Highlights

●	President and Chief Executive Officer since 2011, Senior Vice President from 2007 to 2011, as well as various senior management roles with Exterran Energy Solutions, L.P., a predecessor subsidiary, from 2008 to 2011, and with Universal Compression Holdings, Inc. (“UCI”), a predecessor company from 2002 to 2007
●	President, Chief Executive Officer and Chairman of the Board of Archrock GP LLC, the managing general partner of Archrock Partners, L.P., a master limited partnership in which we owned an equity interest (the “Partnership”) from 2011 until the Partnership’s merger into a wholly-owned subsidiary of Archrock, Inc. in 2018 (the “Partnership Merger”)
●	Various roles with Occidental Petroleum Corporation (an international oil and gas exploration and production company) and its subsidiaries from 1994 to 2002

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Board Service

●	Yellowstone Academy (a non-profit private school) since 2014
●	Former Chairman of the Board of the Partnership from 2008 until the Partnership Merger in 2018

Education

●	BA, Claremont McKenna College
●	JD, University of Southern California

GORDON T. HALL Age 62 Independent Director since March 2002 Member, Audit and Governance and Sustainability Committees	Qualifications
	●	Thorough understanding of our operational and strategic opportunities and challenges
	●	Experience as a research analyst covering oil field services companies provides a broad-based understanding of the industry, as well as mergers, acquisitions and capital markets transactions
	●	Extensive energy company board service

Career Highlights

●	Independent Chairman of the Board since November 2015, having served as Vice Chairman and Lead Independent Director from 2013 to 2015
●	Chairman of the Board of Exterran Holdings, Inc. from 2007 to 2013 and Chairman of the Board of Hanover Compressor from 2005 to 2007 (both predecessor companies)
●	Retired as Managing Director, Senior Oil Field Services Analyst and Co-Head of the Global Energy Group, Credit Suisse (an investment banking firm) in 2002 after fifteen years with the firm
●	Professor in the Master of Science in Financial Analysis Program from 2018 to 2020 and interim Chief Financial Officer in 2018

Board Service

●	Member of the executive board of trustees, chairman of the finance committee and non-executive treasurer of Gordon College
●	Former director of Noble Corporation from 2010 to 2021, of Weatherford International plc from 2019 (upon emergence from Weatherford’s Chapter 11 reorganization) to 2020, of Select Energy Services from 2012 to 2015, of Grant Prideco, Inc. from 2007 until its acquisition by National Oilwell Varco, Inc. in 2008 and of Hydril Company from 2002 until its merger with Tenaris S.A. in 2007

Education

●	BBA, Mathematics, Gordon College
●	SM, M.I.T. Sloan School of Management

FRANCES POWELL HAWES Age 67 Independent Director since April 2015 Chair, Audit Committee Member, Governance and Sustainability Committee	Qualifications
	●	Over 20 years of service as a financial advisor and CFO for both private and public companies resulting in financial expertise, business knowledge and leadership experience
	●	Extensive understanding of the audit function and risk management
	●	Financial consulting and advisory experience

Career Highlights

●	CFO of New Process Steel, L.P. (a privately held steel distribution company) from 2012 to 2013
●	Senior Vice President and CFO of American Electric Technologies, Inc. (a publicly traded provider of power delivery solutions) from 2011 to 2012
●	CFO, Executive Vice President and Treasurer of NCI Building Systems, Inc. (a publicly traded firm providing engineered building solutions) from 2005 to 2008
●	CFO and Treasurer of Grant Prideco, Inc. (a manufacturer of engineered tubular products for the energy industry) from 2000 to 2001

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●	Chief Accounting Officer, Vice President Accounting and Controller of Weatherford International Ltd. (a multinational oil field service company), having advanced through a number of positions of increasing responsibility, from 1989 to 2000

Board Service

●	Director, chair of the audit committee and member of the Governance and Sustainability Committee of Laredo Petroleum (a company focused on the exploration, development and acquisition of oil and natural gas properties in the Permian region of the U.S)
●	Director and audit committee member of PGT Innovations (a manufacturer of premium windows and doors)
●	Director of Financial Executives International, Houston Chapter
●	Former director of Energen Corporation from 2013 to 2018 and of Express Energy Services from 2011 to 2014

Education

●	BBA, Accounting, University of Houston
●	Certified Public Accountant

J.W.G. “WILL” HONEYBOURNE Age 70 Independent Director since April 2006 Member, Compensation and Governance and Sustainability Committees	Qualifications
	●	Technical background in petroleum engineering
	●	Operations and senior leadership experience with oilfield services companies
●
Thorough understanding of the challenges and opportunities of markets and financing through current and former energy company board service and as managing director of a private equity firm focused on the energy industry

Career Highlights

●	Managing Director of First Reserve (a private equity firm) since 1999, with responsibility for deal origination, investment structuring and monitoring, with a particular emphasis on the equipment, manufacturing and services sector, upstream oil and gas and international markets
●	Senior Vice President of Western Atlas International (a seismic and wireline logging company) from 1996 to 1998
●	Member of the Society of Petroleum Engineers and the Society of Exploration Geophysicists

Board Service

●	Director of Barra Energia Petróleo e Gás (a private Brazilian oil and gas exploration and production company)
●	Former director of Red Technology Alliance from 2006 to 2010 and of Acteon Group from 2006 to 2012
●	Former non-executive chairman of KrisEnergy from 2009 to 2017

Education

●	BSc, Oil Technology, Imperial College, London University

JAMES H. LYTAL Age 64 Independent Director since April 2015 Chair, Compensation Committee Member, Governance and Sustainability Committee	Qualifications
	●	Over 40 years of experience in the midstream oil and gas sector, including executive leadership and advisory roles
	●	Deep familiarity with the management of midstream assets
	●	Through extensive board service, experience with public company executive compensation and governance matters

Career Highlights

●	Advisor for Global Infrastructure Partners (a leading global, independent infrastructure investor) from 2009 to June 2021
●	Executive Vice President, Enterprise Products Partners (a North American midstream energy services provider) from 2004 to 2009
●	President of Leviathan Gas Pipeline Partners, which later became El Paso Energy Partners, and then Gulfterra Energy Partners, from 1994 to 2004

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●	Held a series of commercial, engineering and business development positions with various companies engaged in oil and gas exploration and production and gas pipeline services from 1980 to 1994

Board Service

●	Director and chairman of the audit committee of Rice Acquisition Corp. II (a special purpose acquisition company) since June 2021
●	Director of ColdStream Energy, LLC (a privately held oil and gas energy services company) since 2020
●	Former director and member of the audit committee and chairman of the conflicts committee of Rice Midstream Management LLC, the managing general partner of Rice Midstream Partners, L.P. from 2015 until it was acquired in 2018
●	Former director of Gulfterra Energy Partners from 1994 to 2004
●	Former director of Azure Midstream Partners GP, LLC, the general partner of Azure Midstream Partners, LP from 2013 to 2017, including service as member of the audit committee and chairman of the conflicts committee
●	Former director and chairman of the compensation committee and member of the audit committee of SemGroup Corporation from 2011 until it was acquired in 2019

Education

●	BS, Petroleum Engineering, The University of Texas at Austin

LEONARD W. MALLETT Age: 65 Independent Director since January 2021 Member, Compensation Committee	Qualifications
	●	Significant executive leadership experience with responsibility for engineering, strategic sourcing and health, safety and environmental training, compliance and reporting
	●	Operations experience and technical expertise, including construction, start-up and operation of natural gas and oil pipeline gathering, transportation and processing facilities

Career Highlights

●	Executive Vice President and Chief Operations Officer of Summit Midstream Partners, LP (a midstream provider of natural gas, oil and water gathering services) from 2015 to 2019; Interim Chief Executive Officer during 2019
●	Senior Vice President, Engineering, Enterprise Products Partners L.P. (a midstream natural gas and oil pipeline company) from 2008 to 2015 and Senior Vice President of Environmental Health and Safety from 2006 to 2008
●	Served in roles of increasing responsibility with TEPPCO (a master limited partnership that provided oil and natural gas pipelines and storage and related facilities) from 1979 to 2006, including as Senior Vice President of Operations
●	Formerly held leadership roles with the Pipeline Research Council International, the Office of Pipeline Safety and the Clean Channel Association

Board Service

●	Former director of Summit Midstream GP, LLC, the general partner of Summit Midstream Partners, LP, 2019

Education

●	BS, Mechanical Engineering, Prairie View A&M University
●	MBA, Houston Baptist University
●	Kellogg Executive Development Program at Northwestern University

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JASON C. REBROOK Age 48 Non-Independent Director since July 2020	Qualifications
	●	Over 25 years of experience in capital markets, acquisitions, divestures and operations in both the upstream and midstream sectors
	●	Operating experience and understanding of the unique risks, opportunities and challenges of the oil and gas industry
	●	Leadership experience in a highly entrepreneurial and successful privately-held company

Career Highlights

●	Chief Executive Officer and director of Harvest Midstream Company (a privately-held midstream company services provider) since 2018 and Chief Executive Officer of JDH Capital Company

●	President of Hilcorp Energy Company (a privately held oil and gas production company) from 2018 to January 2021 and Executive Vice President from 2009 to 2018, having joined Hilcorp in 2008 as Asset Team Manager of the company’s Gulf of Mexico properties

●	Previously served as Senior Vice President, Oil & Gas, GE Capital and in both domestic and international assignments with Chevron Corporation

●	Member of Young Presidents’ Organization, Duke University’s Energy Task Force, the Society of Petroleum Engineers, the Independent Petroleum Association of America and the Greater Houston Partnership

Board Service

●	Director of privately-held companies Hilcorp Energy Company, Baywater Drilling, LLC, Kenai Logistics, LLC and STX Beef, LLC

●	Member of the board of trustees for Marietta College

●	Former director of privately-held companies Elite Compression Services, LLC from 2012 to 2019 and Texas Coastal Ventures, LLC from 2016 to 2019

Education

●	BS, Petroleum Engineering, Marietta College

●	MBA, Duke University’s Fuqua School of Business

EDMUND P. SEGNER, III Age 68 Independent Director since July 2018 Member, Audit and Governance and Sustainability Committees	Qualifications
	●	Technical experience and financial acumen
	●	Thorough understanding of the energy industry and operational challenges unique to the industry
	●	Experience with compensation, financing matters and the evaluation of acquisition opportunities through service as a president and director of other publicly-traded companies

Career Highlights

●	Professor in the Practice of Engineering Management in the Department of Civil and Environmental Engineering at Rice University (Houston) since 2006

●	President, Chief of Staff and Director from 1999 to 2007 and principal financial officer from 2003 to 2007, EOG Resources, Inc. (a publicly traded independent oil and gas exploration and production company)

Board Service

●	Member of the audit committee and finance committee of Laredo Petroleum, Inc. (a company focused on the exploration, development and acquisition of oil and natural gas properties in the U.S. Permian region)

●	Former chairman of the compensation committee and member of the audit committee and the reserves and environment, health and safety committee of HighPoint Resources (a company engaged in exploration and development of natural gas and oil reserves in the U.S. Rocky Mountain region) from 2009 and until its merger with Bonanza Creek Energy, Inc. in 2021

●	Former director and member of the audit, conflicts and compensation committees of Archrock GP LLC, the managing general partner of the Partnership, from 2009 to 2018

●	Former director and a member of the conflicts committee of Midcoast Holdings, LLC from 2014 until it was acquired and taken private by Enbridge Energy Partners, L.P. in 2017

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Education

●	BS, Civil Engineering, Rice University

●	MA, Economics, University of Houston

●	Certified Public Accountant

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GOVERNANCE

INVESTOR OUTREACH

Highlights of our corporate governance practices are provided at the beginning of this Proxy Statement under “2021 in Review”. The Board is committed to responsible and responsive corporate governance policies and practices that serve the interests of all stockholders. The full Board, at the direction of the Governance and Sustainability Committee, routinely reviews best practices in corporate governance, as well as environmental and social issues, and considers stakeholder interests and feedback. During 2021, members of our senior management team attended 12 energy investor events and participated in numerous phone calls to communicate our mission and vision with our stockholders and receive information on the issues they consider most important as an investor in Archrock.

DIRECTOR INDEPENDENCE AND TENURE

Our Code of Business Conduct requires all employees, officers and directors to avoid situations that may impact their ability to carry out their duties in an independent and objective fashion. Any circumstance that has the potential to compromise their ability to perform independently must be disclosed. In addition, we distribute director and officer questionnaires at least annually to elicit related-party information. The questionnaire includes our Code of Conduct and Corporate Governance Principles and requires that each director and executive officer certify their review and compliance with such documents. We also require that responses to the questionnaire be updated throughout the year to the extent circumstances change.

The Governance and Sustainability Committee assesses director independence each year by considering all direct and indirect business relationships between Archrock and each director (including his or her immediate family), as well as relationships with our registered public accounting firm, our compensation consultant, other for-profit concerns and charitable organizations. With the Governance and Sustainability Committee’s recommendation, the Board makes a determination relating to the independence of each member, which is based on applicable laws, regulations, our Corporate Governance Principles and the rules of the New York Stock Exchange (“NYSE”).

During the Governance and Sustainability Committee’s most recent review of independence, in addition to the responses to the director and officer questionnaires, the committee was provided information regarding transactions with any related parties as determined through a search of our accounting records. See “Related Party Information” in this Proxy Statement for more information.

Based on the recommendation of the Governance and Sustainability Committee, the Board determined that the following nominees for director are independent: Mmes. Ainsworth and Hawes and Messrs.  Hall, Honeybourne, Lytal, Mallett and Segner.

The Board believes it has a healthy mix of representation based on tenure of the directors currently serving, with two new directors added in the last two years.

BOARD LEADERSHIP STRUCTURE

We separate the roles of Chairman of the Board and Chief Executive Officer. The Board recognizes the time, effort and energy that our Chief Executive Officer is required to devote to his position, as well as the stewardship commitment required to serve as our Chairman. The Board believes this structure is appropriate for the Company and is in the best interest of our stockholders because of the size and composition of the Board, the scope of our operations and the responsibilities of the Board and management.

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Our Chief Executive Officer focuses on the day-to-day operations and management of our business	Our independent Chairman leads the Board in its fundamental role of providing advice to and oversight of management

Mr. Hall serves as Chairman and presides over the regular sessions of the Board and the executive sessions of the Board, held at every regularly scheduled Board meeting, as well as the executive sessions of independent directors.

DIRECTOR QUALIFICATIONS, DIVERSITY AND NOMINATIONS

The Governance and Sustainability Committee believes that all Board candidates should be selected for their character, judgment, ethics, integrity, business experience, time commitment and acumen. The Board, as a whole, through its individual members, seeks to have competence in areas of particular importance to us such as finance, accounting, operations, energy industry, health, safety and the environment and relevant technical expertise. The Governance and Sustainability Committee also considers issues of diversity in the director identification and nomination process. While the Governance and Sustainability Committee does not have a formal policy with respect to diversity, it seeks nominees with a broad diversity of experience, professions, skills, education and backgrounds. The Governance and Sustainability Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Governance and Sustainability Committee believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, color, religion, sex, age, national origin, citizenship, veteran status, disability, sexual orientation, gender identity, genetic information or any other basis proscribed by law.

Directors must be committed to enhancing the long-term interests of our stockholders as a whole and should not be biased toward the interests of any particular segment of the stockholder or employee population. Board members should also be prepared to travel to attend meetings of the Board and its committees and should be ready to dedicate sufficient time to prepare in advance of such meetings to allow them to make an effective contribution to the meetings. Further, Board members should ensure that they are not otherwise committed to other activities which would make a commitment to the Board impractical or unadvisable. In addition, Board members should satisfy the independence, qualification and composition requirements of the Board and its committees, as required by applicable law, regulation and the rules of the NYSE, our certificate of incorporation, our bylaws and our Corporate Governance Principles.

Stockholders may propose director nominees to the Governance and Sustainability Committee (for consideration for election at the 2023 Annual Meeting of Stockholders) by submitting, within the time frame set forth in this Proxy Statement, the names and supporting information (including confirmation of the nominee’s willingness to serve as a director) to the address provided under “Company Contact Information.” Any stockholder-recommended nominee will be evaluated in the context of our director qualification standards and the existing size and composition of the Board. See “Additional Information – 2023 Annual Meeting of Stockholders.”

COMMITTEES OF THE BOARD, MEMBERSHIP AND ATTENDANCE

The Board has designated an Audit Committee, a Compensation Committee and a Governance and Sustainability Committee to assist in the discharge of the Board’s responsibilities. The Board and the committees of the Board are governed by our Code of Business Conduct, Corporate Governance Principles and the applicable committee charters, each of which is available to the public on our website at www.archrock.com or in print by submitting a written request to the address provided under “Company Contact Information.” The purpose and composition of each committee is summarized in the following table.

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Committee	Purpose	Composition	Committee Report
Audit Committee	The Audit Committee’s purpose is to assist the Board in its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the independence, qualifications and performance of the independent auditor and our systems of disclosure controls and procedures and internal controls over financial reporting.	The Board has determined that each member of the Audit Committee is independent and possesses the requisite financial literacy to serve on the Audit Committee. The Board has also determined that each of Mmes. Ainsworth and Hawes and Messrs. Hall and Segner qualifies as an “audit committee financial expert,” as that term is defined by the Securities and Exchange Commission (the “SEC”). No member of the Audit Committee serves on the audit committee of more than two other public companies.	The Report is included in this Proxy Statement on pages 22-23.
Compensation Committee	The Compensation Committee’s purpose is to oversee the development and implementation of our compensation philosophy and strategy with the goals of attracting, developing, retaining and compensating the senior executive talent required to achieve corporate objectives and linking pay and performance. In addition, the Compensation Committee is charged with overseeing our broad-based strategies related to human capital management, including our approach to diversity and inclusion.	The Board has determined that each member of the Compensation Committee is independent.	The Report is included in this Proxy Statement on page 46.
Governance and Sustainability Committee	The Governance and Sustainability Committee’s purpose is to identify qualified individuals to become Board members, determine whether existing Board members should be nominated for re-election, review the composition of the Board and its committees, develop and maintain our Corporate Governance Principles, oversee the annual evaluation of the Board and its committees and provide oversight of our approach to environmental, social and governance matters.	The Board has determined that each member of the Governance and Sustainability Committee is independent.

Members of each committee are elected by the Board at its first meeting following the annual meeting of stockholders to serve for one-year terms. The current members of our committees and number of meetings held during 2021 are indicated in the following chart:

Director	Independent Director	Audit Committee	Compensation Committee	Governance and Sustainability Committee
Anne-Marie N. Ainsworth	♦	Member		Chair
D. Bradley Childers
Gordon T. Hall	♦	Member	Member
Frances Powell Hawes	♦	Chair		Member
J.W.G. Honeybourne	♦		Member	Member
James H. Lytal	♦		Chair	Member
Leonard W. Mallett	♦		Member
Jason C. Rebrook
Edmund P. Segner, III	♦	Member		Member
Number of Meetings Held in 2021		5	8	5

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The Board met six times in 2021. Each director attended 100% of the meetings of the Board and Board committees on which he or she served during 2021. Directors are also encouraged to attend each annual meeting of stockholders, and in 2021 all directors attended the meeting.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Hall, Honeybourne, Lytal and Mallett served on the Compensation Committee in 2021. There are no matters relating to interlocks or insider participation that we are required to report.

THE BOARD’S ROLE IN RISK OVERSIGHT

The Board has an active role, as a whole and through its committees, in overseeing management of the Company’s risks. The Board receives regular reports from members of senior management on areas of material risk to us, including those listed in the chart below. The involvement of the Board in reviewing, approving and monitoring our fundamental financial and business strategies, as contemplated by our Corporate Governance Principles, is important to the determination of the types and appropriate levels of risk we undertake. The Board’s committees, all comprised solely of independent directors, assist the Board in fulfilling its oversight responsibilities.

Full Board	●	Strategic, financial and execution risk associated with the annual performance plan and long-term plan, including major operational and sustainability initiatives
	●	Risks associated with capital management, including financing, dividends and capital expenditures
	●	Mergers, acquisitions and divestitures
	●	Major litigation, disputes and regulatory matters
	●	Management succession planning
	●	Cybersecurity risk and prevention
	●	Risks associated with climate change and sustainability

Audit Committee	●	Financial reporting, accounting, disclosure and internal controls, including oversight of the internal and independent audit functions
	●	Oversight of the enterprise risk management process for identifying key risks and assessing management’s response
	●	Compliance, litigation and tax regulatory matters

Compensation Committee	●	Risks related to the overall effectiveness and cost of the Company’s compensation and benefit programs
	●	Risks associated with the design of executive compensation, including a mix of short-term and long-term incentive compensation that does not encourage excessive risk-taking
	●	Performance management as it relates to our executive officers
	●	Risks associated with human capital management, including management succession planning and diversity and inclusion

Governance and Sustainability Committee	●	Risks associated with corporate governance and board composition and effectiveness and director succession planning
	●	Monitoring and disclosure of material governance, safety, environmental and social risks and integration of company-wide response

While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

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MANAGEMENT SUCCESSION PLANNING

Succession planning is a critical Board function. The Compensation Committee considers our business strategy in evaluating the skills and experience necessary for us to achieve our objectives and is actively engaged in management succession planning. With input from our Chief Executive Officer, the Compensation Committee routinely reviews management talent and leadership development and advises the Board in this regard. The Board has adopted a management succession plan, as well as a succession policy in the event of an unanticipated vacancy in the Chief Executive Officer position.

RELATED PARTY INFORMATION

Related Party Policy and Practices. We recognize that transactions with related persons can present potential or actual conflicts of interest and create the appearance that decisions are based on considerations other than the best interests of Archrock and our stockholders. Therefore, our Audit Committee has adopted a written policy on related party transactions to provide guidance and set standards for the approval and reporting of transactions between Archrock and individuals with a direct or indirect affiliation with the Company and to ensure that those transactions are in Archrock’s best interest. Any proposed related party transaction must be submitted to the Audit Committee for approval prior to entering into the transaction. Additionally, our policy requires a review by our Financial Reporting Department of any related party transactions on a quarterly basis. In the event the Company becomes aware of any pending or ongoing related party transaction that has not been previously approved or ratified, the transaction must be promptly submitted to the Audit Committee or its Chair for ratification, amendment or termination of the related party transaction. If a related party transaction is ongoing, the Audit Committee may establish guidelines for management and will annually assess the relationship with such related party.

In reviewing a proposed or ongoing related party transaction, the Audit Committee will consider, among other things, the following factors to the extent relevant to the related party transaction:

●	whether the terms of the transaction are fair to the Company and would apply on the same basis if the transaction did not involve a related party;

●	whether there are any compelling business reasons for the Company to enter into the transaction;

●	whether the transaction would impair the independence of an otherwise independent director; and

●	whether the transaction would present an improper conflict of interest for any director or executive officer of the Company, taking into account, among other factors the Audit Committee deems relevant, the size of the transaction, the overall financial position of the director, executive officer or other related party, that person’s interest in the transaction and the ongoing nature of any proposed relationship.

Related Party Transactions During 2021. On August 1, 2019, the Company and Archrock Services, L.P., a wholly owned subsidiary of the Company, acquired substantially all of the assets of Elite Compression Services, LLC (“Elite”), a portfolio company of Hildebrand Enterprises, LP (“Hildebrand Enterprises”), resulting in the issuance of 21,656,683 shares of Archrock’s common stock to JDH Capital Holdings, LP (“JDH”). Hildebrand Enterprises owns 100% of the limited partner interest in JDH. Hildebrand Enterprises is a holding company of energy-related and other operating companies and investments controlled by Jeffery D. Hildebrand, Executive Chairman and Founder of Hilcorp Energy Company (“Hilcorp”), which is one of Archrock’s customers. In February 2022, JDH changed its name to Old Ocean Reserves, LP (“Old Ocean”).

As of March 3, 2022, Old Ocean and its affiliates owned 11% of the outstanding shares of our common stock. Old Ocean has the right to designate one director to Archrock’s Board (the “Representative Director”) for so long as Old Ocean or its successors (together with all affiliates of such person) continue to hold, on an aggregate basis, at least 7.5% of the then-issued and outstanding shares of our common stock. Jason C. Rebrook, who was elected to the Board in July 2020 as Old Ocean’s Representative Director, is Chief Executive Officer and director of Harvest Midstream Company (“Harvest”), a Hilcorp affiliate. See “Election of Directors – Nominees for Director.”

In the normal course of business, the Company and its affiliates provide Hilcorp, Harvest and certain other Hilcorp affiliates with contract operations services and aftermarket parts at standard market rates. For fiscal year 2021, the Company received payments of approximately $39 million from transactions with Hilcorp, Harvest and their affiliates and made payments of approximately $30,000 to such companies.

Pursuant to the ongoing transactions with Hilcorp, Harvest and their affiliates, and his position as the Representative Director, Mr. Rebrook is deemed not independent. Therefore, the Board may request that Mr. Rebrook recuse himself from discussions that would reasonably be expected to result in a conflict of interest, including (without limitation) matters relating directly to Hilcorp, Harvest or any of their Affiliates, as well as pricing discussions.

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DIRECTOR COMPENSATION

Our Compensation Committee is responsible for recommending director compensation to the full Board for approval. Director compensation is designed to ensure the Company can attract and retain outstanding directors who meet the qualifications outlined in the Board’s Corporate Governance Principles, ensure alignment with long-term stockholder interests and recognize the substantial time commitments associated with service on the Board.

Each non-employee member of the Board is compensated in cash and equity. Mr. Hall receives additional cash compensation to reflect his additional responsibilities as Chairman of the Board. As president and chief executive officer of Archrock, Mr. Childers does not receive additional compensation for service on the Board.

Effective with the second quarter of 2020, the Compensation Committee determined to temporarily reduce all cash retainers by 25% due to the economic impact of the pandemic. Because the reduction in cash compensation was expected to be temporary, cash retainers in effect prior to the reduction were used for the independent consultant’s evaluation of 2021 director compensation. In their review, the Compensation Committee considered data provided by the independent compensation consultant, which included data derived from the proxy statements of our peer companies and the National Association of Corporate Directors Compensation Survey for energy industry companies with revenues between $450 million and $3.0 billion. The review indicated that the structure of our director compensation program was consistent with our peer group and our typical director compensation (pre-reduction) was at the median of the peer group.

Cash Compensation. Each non-employee director earned an annual cash retainer (the “Base Retainer”) for his or her service during 2021. The Chairman of the Board and the chairs of the Audit Committee, Compensation Committee and Governance and Sustainability Committee each received an additional retainer for their services. All retainers are paid in arrears in equal quarterly installments. Directors are also reimbursed for reasonable expenses incurred to attend Board and committee meetings. During the first six months of 2021, the directors’ cash compensation was reduced by 25%, as discussed above; effective with the third quarter of 2021 and based on improved industry conditions, the cash retainers were restored to pre-pandemic levels, along with management and employee salaries.

	2021 Director Cash Compensation
	Reduced Retainers Due to Pandemic			Restored Retainers
Description of Remuneration	First Qtr	Second Qtr	Annualized	Third Qtr	Fourth Qtr	Annualized
Base Retainer	16,875	16,875	67,500	22,500	22,500	90,000
Additional Retainers
Chairman of the Board	18,750	18,750	75,000	25,000	25,000	100,000
Audit Committee Chair	4,219	4,219	16,875	5,625	5,625	22,500
Compensation Committee Chair	3,750	3,750	15,000	5,000	5,000	20,000
Governance and Sustainability Committee Chair	3,750	3,750	15,000	5,000	5,000	20,000

Equity-Based Compensation. On March 5, 2021, the Compensation Committee approved the grant of restricted stock or restricted stock units with a deferred delivery date to each non-employee director with a grant date value equal to approximately $130,000. The number of shares awarded was determined based on the market closing price of our common stock on the grant date ($10.70) and resulted in the award of 12,149 restricted shares or restricted stock units to each non-employee director. The equity award was one-quarter vested on the grant date, and on each of June 1, September 1 and December 1, 2021.

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Stock Ownership Requirements. Our stock ownership policy requires each non-employee director to own an amount of our common stock equal to at least five times the Base Retainer amount (which equals $450,000 of our common stock) within five years of his or her election to the Board. We measure the stock ownership of our directors annually as of each June 30. All directors are in compliance with our stock ownership policy.

Director Stock and Deferral Plan. Under our Directors’ Stock and Deferral Plan (the “Directors’ Plan”), directors may elect to receive all or a portion of their cash compensation for Board service in the form of our common stock and may defer their receipt of the stock. No director elected to participate in the Directors’ Plan during 2021.

Total Director Compensation. The following table shows the total compensation paid to each non-employee director for his or her service during 2021. As shown below, excluding our Chairman of the Board, the equity (at-risk) portion of compensation is greater than 50% of each director’s total compensation.

Director	Fees Earned in Cash ($)	Stock Awards ($) [1]	All Other Compensation ($) [2]	Total ($)
Anne-Marie N. Ainsworth	96,250	129,994	2,642	228,886
Wendell R. Brooks [3]	3,750	—	—	3,750
Gordon T. Hall	166,250	129,994	2,642	298,886
Frances Powell Hawes	98,438	129,994	—	228,432
J.W.G. Honeybourne	78,750	129,994	2,642	211,386
James H. Lytal	96,250	129,994	2,642	228,886
Leonard W. Mallett [3]	75,000	129,994	2,642	207,636
Jason C. Rebrook	78,750	129,994	2,642	211,386
Edmund P. Segner, III	78,750	129,994	—	208,744

1 Represents the grant date fair value of our common stock calculated in accordance with ASC 718. In lieu of restricted stock, Ms. Hawes and Mr. Segner elected to receive restricted stock units with deferred delivery.

2 Represents the payment of dividends on unvested restricted stock. Dividend equivalent rights were accrued on the restricted stock units issued to Ms. Hawes and Mr. Segner and will be paid upon distribution of the shares underlying the units according to the terms of the Archrock, Inc. 2020 Stock Incentive Plan.

3 Mr. Brooks retired from and Mr. Mallett was elected to the Board in January 2021

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COMPANY MANAGEMENT TEAM

The following provides information regarding our executive and senior leadership officers as of March 3, 2022. Information concerning the business experience of Mr. Childers is provided under “Nominees for Director” in this Proxy Statement.

Douglas S. Aron (48) – Senior Vice President and Chief Financial Officer since 2018
●	Executive Vice President and Chief Financial Officer of HollyFrontier Corporation (an independent petroleum refiner and marketer of petroleum products) from 2011 to 2017
●	Prior to Frontier Oil Corporation’s merger with Holly Corporation in 2011, served Frontier as Executive Vice President and Chief Financial Officer, from 2009, as Vice President of Corporate Finance, from 2005 to 2008 and as Director of Investor Relations, from 2001 to 2005
●	Executive Vice President and Chief Financial Officer of Nine Energy Service, Inc. (a North America oilfield services company) in 2017
●	BA, Journalism, The University of Texas at Austin
●	MBA, Jesse H. Jones Graduate School of Business, Rice University

Donna A. Henderson (54) – Vice President and Chief Accounting Officer since 2016
●	Vice President, Accounting, of our primary operating subsidiary since 2015
●	Vice President and Chief Accounting Officer of Southcross Energy Partners GP, LLC (a provider of natural gas gathering, processing, treating, compression and transportation services) from 2013 to 2015
●	Vice President and Chief Audit Executive of GenOn Energy, Inc. (a wholesale electric generator that merged into NRG Energy) from 2011 to 2012
●	Assistant Controller of GenOn Energy, Inc. and its predecessor companies, RRI Energy, Inc. and Reliant Energy Inc., from 2005 to 2011, and various other leadership roles within the accounting department of that organization since 2000
●	From 1996 to 2000, various accounting positions with Lyondell Chemical (a manufacturer of chemicals and polymers), having begun her career with accounting firms Deloitte & Touche LLP and KPMG LLP
●	Member of the Executive Committee and Board of Trustees of the Good Samaritan Foundation
●	BBA, Accounting, Eastern New Mexico University
●	Member of the American Institute of Certified Public Accountants

Stephanie C. Hildebrandt (57) – Senior Vice President, General Counsel and Secretary since 2017
●	Partner, Norton Rose Fulbright (a global law firm) from 2015 to 2017
●	Senior Vice President, General Counsel and Secretary of Enterprise Products Partners L.P. (“Enterprise”, a publicly traded pipeline and infrastructure company and consumer energy service provider) from 2010 to 2014, after serving in various other roles at Enterprise
●	Member of the Tulane Center for Energy Law Advisory Board since 2019
●	Member of the executive council, since 2020, and advisory council, since 2014, of The University of Texas Kay Bailey Hutchison Center for Energy, Law & Business
●	Member of the President’s Advisory Board at the University of St. Thomas since 2016
●	Former director and member of the audit committee of WildHorse Resource Development Corporation from 2017 until it was acquired in 2019, and for a portion of her tenure, as chair of the compensation committee
●	Former director and member of the conflicts committee of Rice Midstream Management LLC, the general partner of Rice Midstream Partners LP from 2016 until it was acquired in 2018
●	Former director, chair of the compensation committee and member of the nominating and governance committee of TRC Companies, Inc. from 2014 until it was acquired in 2017
●	BS, Foreign Service, Georgetown University
●	JD, Tulane University Law School

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Jason G. Ingersoll (51) – Senior Vice President, Sales and Operations Support since 2018 and 2020, respectively
●	Senior Vice President, Marketing and Sales of Archrock since 2018 after having served as Vice President from 2015 to 2018
●	Vice President, Sales of our predecessor subsidiary Exterran Energy Solutions, L.P. (“EESLP”) from 2013 to 2015, as well as positions of increasing responsibility with EESLP, including as Regional Vice President, from 2012 to 2013, Business Unit Director from 2009 to 2012
●	Held positions of increasing responsibility including Country Manager of China with UCI
●	BS, Mechanical Engineering, Texas A&M University

Elspeth A. Inglis (53) – Senior Vice President and Chief Human Resources Officer since 2019
●	Vice President, Culture Integration at Baker Hughes from 2018 to 2019
●	Head of Human Resources, Downstream Technology Services, GE Oil and Gas (a global manufacturing business) from 2013 to 2017
●	Vice President, Human Resources supporting the startup operations for the US unconventional shale gas business of Reliance Industries from 2011 to 2013
●	From 2002 to 2009, held positions of increasing responsibility at CGG (a geophysical services company) including Marine Human Resource Manager and Vice President Human Resources, Western Hemisphere in Houston and Senior Vice President Geophysical Services based in Paris
●	Human Resource Manager for Enron Corp. from 1999 to 2001 in both London and Houston
●	Director and member of the human resource committee of Catholic Charities
●	Advisory board member of Workforce Next
●	Member of the Chartered Institute of Personnel and Development (UK) and SPHR (US) certification

Eric W. Thode (56) – Senior Vice President, Operations since 2020
●

Vice President, Operations since October 2018, having previously served as Vice President and Business Unit Director of the South Texas Business Unit of Archrock Services, L.P., our wholly owned operating subsidiary, since 2018 and 2014, respectively

●	Director of Archrock’s Barnett Business Unit from 2012 to 2014
●	Director of Archrock Business Development, negotiating alliance contracts that generated over $100 million in annual revenue, having served our predecessor subsidiaries, EESLP and UCI, since 2004
●	Director, Public Relations of Enron Corporation from 1999 to 2004
●	Manager, Government and Public Affairs of TEPPCO Partners from 1991 to 1999
●	BS, Economics, Texas A&M University
●	MPA, Texas A&M University

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STOCK OWNERSHIP

OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table provides information about beneficial owners, known by us as of March 3, 2022, of 5% or more of our outstanding common stock (the “5% Stockholders”). Unless otherwise noted in the footnotes to the table, the 5% Stockholders named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class [1]
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	24,386,732 [2]	15.7%
Old Ocean Reserves, LP 1111 Travis Street Houston, Texas 77002	17,093,783 [3]	11.0%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, Pennsylvania 19355	16,403,105 [4]	10.6%
EARNEST Partners, LLC 1180 Peachtree Street NE, Suite 2300 Atlanta, Georgia 30309	14,106,386 [5]	9.1%
Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	9,454,101 [6]	6.1%
Invesco Ltd. 1555 Peachtree Street NE, Suite 1800 Atlanta, Georgia 30309	7,991,544 [7]	5.1%

1 Reflects shares of common stock beneficially owned as a percentage of approximately 155 million shares of common stock outstanding as of March 3, 2022.

2 Based solely on a review of the Schedule 13G/A filed by BlackRock, Inc. on January 26, 2022. BlackRock, Inc. has sole voting power over 23,560,694 shares and sole dispositive power over 24,386,732 shares.

3 Based on a review of the Form 4 filed on June 17, 2021, by Old Ocean Reserves, LP (“Old Ocean,” formerly known as JDH Capital Holdings, L.P.). Old Ocean shares voting and dispositive power over all shares with JDH Capital Company (“JDH Capital”), Hildebrand Enterprises, LP (“Hildebrand Enterprises”), Hildebrand Enterprises Company (“Hildebrand Company”), Melinda B. Hildebrand and Jeffery D. Hildebrand. The principal business of JDH Capital is to manage investments and to serve as the general partner of Old Ocean and other affiliated entities. The principal business of Hildebrand Enterprises is to serve as a holding company of energy-related and other operating companies and investments and as the sole limited partner of Old Ocean. The principal business of Hildebrand Company is to serve as the general partner of Hildebrand Enterprises. The principal business occupation of Mrs. Hildebrand is investments. The principal business occupation of Mr. Hildebrand is investments and to serve as Executive Chairman and founder of Hilcorp Energy Company and President and Chief Executive Officer of Hildebrand Enterprises.

4 Based solely on a review of the Schedule 13G/A filed on February 9, 2022 by The Vanguard Group, Inc. (“Vanguard”). Vanguard does not have sole power to vote any of the shares reported, but has shared voting power over 145,005 shares. Vanguard has sole dispositive power over 16,146,874 shares and shared dispositive power over 256,231 shares.

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5 Based solely on a review of the Schedule 13G filed by EARNEST Partners, LLC on February 9, 2022. EARNEST Partners, LLC has sole voting power over 10,623,129 shares and sole dispositive power over 14,106,386 shares.

6 Based solely on a review of the Schedule 13G/A filed by Dimensional Fund Advisors LP on February 8, 2022, which provides investment advice to four registered investment companies and acts as investment manager or sub-advisor to certain other commingled funds, group trusts and separate accounts (collectively, the “Funds”). Dimensional and its subsidiaries (collectively, “Dimensional”) may act as an adviser, sub-adviser and/or manager to certain Funds. Dimensional possesses sole voting power over 9,228,404 shares and sole dispositive power over the 9,454,101 shares held by the Funds and may be deemed to be the beneficial owner of the shares held by the Funds. However, all shares are owned by the Funds, and Dimensional disclaims beneficial ownership of such shares.

7 Based solely on a review of the Schedule 13G filed by Invesco Ltd. on February 9, 2022. Invesco Ltd., in its capacity as a parent holding company to its investment advisers (Invesco Advisers, Inc., Invesco Investment Advisers, LLC and Invesco Capital Management LLC), may be deemed to beneficially own the shares. Invesco Ltd. has sole voting power over 7,930,052 shares and sole dispositive power over 7,991,544 shares.

OWNERSHIP OF MANAGEMENT

The following table provides information, as of March 3, 2022, regarding the beneficial ownership of our common stock by each of our directors, each of our Named Executive Officers and all of our current directors and executive officers as a group. Unless otherwise noted in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them. The address for each individual listed below is c/o Archrock, Inc., 9807 Katy Freeway, Suite 100, Houston, Texas 77024.

Name of Beneficial Owner	Shares Owned Directly	Restricted Stock and Units [1]	Right to Acquire Stock	Indirect Ownership [2]	Total Ownership	Percent of Class
Non-Employee Directors
Anne-Marie N. Ainsworth	87,918	11,592	—	—	99,510	*
Gordon T. Hall	224,088	11,592	—	—	235,680	*
Frances Powell Hawes	71,904	27,606	—	—	99,510	*
J.W.G. Honeybourne	130,224	11,592	—	—	141,816	*
James H. Lytal	87,918	11,592	—	—	99,510	*
Leonard W. Mallett	16,014	11,592	—	—	27,606	*
Jason C. Rebrook	16,014	11,592	—	—	27,606	*
Edmund P. Segner, III	74,476	27,606	—	—	102,082	*
Named Executive Officers
D. Bradley Childers	1,285,482	638,959	—	1,453	1,925,894	1.2%
Douglas S. Aron	220,797	190,698	—	—	411,495	*
Stephanie C. Hildebrandt	164,384	129,473	—	—	293,857	*
Jason G. Ingersoll	141,954	93,217	—	—	235,171	*
Eric W. Thode	61,260	91,017	—	8,479	160,756	*
All directors and current executive officers as a group (14 persons)	2,616,540	1,302,296	—	9,932	3,928,768	2.5%

* Less than 1%

1 For Ms. Hawes and Mr. Segner, includes restricted stock units awarded in 2021 and 2022 with deferred delivery. For all other directors, includes unvested restricted stock awarded in 2022. For executive officers, includes unvested restricted stock awards from annual grants that vest minimally over a three-year period from the date of grant. Officers and directors have voting power and, once vested, dispositive power.

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2 For Mr. Childers, includes shares previously acquired under our 401(k) Plan and the 401(k) Plan's dividend reinvestment on such shares; for Mr. Thode, includes 8,375 shares held by immediate family members for which he shares dispositive power and 104 shares held by a family member for which he disclaims beneficial ownership.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), our directors and officers are required to file reports of holdings and transactions in Archrock stock with the SEC on a timely basis. Based on our records, we believe all filing requirements of Section 16(a) of the Exchange Act were met by our officers and directors in 2021.

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PROPOSAL 2 RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBIC ACCOUNTING FIRM

Deloitte & Touche LLP (“Deloitte”) served as our independent registered public accounting firm for the fiscal year ended December 31, 2021. The Audit Committee has selected Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2022. We are submitting the selection of Deloitte for stockholder ratification at the Annual Meeting.

Representatives of Deloitte attended all meetings of the Audit Committee in 2021 as well as our 2021 Annual Meeting of Stockholders. For additional information concerning the Audit Committee and its activities with Deloitte, see “Pre-Approval Policy” and “Report of the Audit Committee” following this proposal description. We expect that a representative of Deloitte will attend the Annual Meeting, and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.

BOARD RECOMMENDATION

The Board recommends a vote “FOR” the ratification of the Audit Committee’s appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.

VOTE REQUIRED

Ratification of Proposal 2 requires the affirmative vote of the holders of a majority of the votes cast in favor of or against the proposal, which means that the number of shares voted “for” ratification must exceed the number of shares voted “against” ratification. Abstentions and broker non-votes will have no effect on the outcome of the vote.

Our organizational documents do not require that our stockholders ratify the selection of our independent registered public accounting firm. We are requesting ratification because we believe it is a matter of good corporate practice. If our stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain Deloitte. Even if the selection is ratified, the Audit Committee may change the appointment at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

FEES PAID TO THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table presents fees for professional services rendered by Deloitte and its member firms and respective affiliates on our behalf for calendar years 2021 and 2020.

Types of Fees	2021	2020
	(In thousands)
Audit fees [1]	1,470	$1,595
Audit-related fees [2]	70	240
Tax fees [3]	100	125
All other fees	2	—
Total	$1,642	$1,960

1 Audit fees include fees billed by our independent registered public accounting firm related to audits and reviews of financial statements we are required to file with the SEC, audits of internal control over financial reporting and assistance with and review of documents filed with the SEC.

2 Audit-related fees include fees billed by our independent registered public accounting firm primarily related to issuance of comfort letters.

3 Tax fees include fees billed by our independent registered public accounting firm primarily related to tax compliance and consulting services.

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In considering the nature of the services provided by Deloitte, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with Deloitte and our management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by (a) the SEC to implement the Sarbanes-Oxley Act of 2002, and (b) the American Institute of Certified Public Accountants.

PRE-APPROVAL POLICY

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services, and will not engage any other independent registered public accounting firm to render audit services, unless the service is specifically approved in advance by the Audit Committee.

The Audit Committee’s practice is to consider for approval, at its regularly scheduled meetings, all audit and non-audit services proposed to be provided by our independent registered public accounting firm. In situations where a matter cannot wait until the next regularly scheduled committee meeting, the chair of the Audit Committee has been delegated authority to consider and, if appropriate, approve audit and non-audit services. Approval of services and related fees by the Audit Committee chair is reported to the full Audit Committee at the next regularly scheduled meeting. All services performed by our independent registered public accounting firm in 2021 were pre-approved pursuant to this policy.

REPORT OF THE AUDIT COMMITTEE

The purpose of the Audit Committee is to assist the Board in its general oversight of Archrock’s financial reporting, internal controls and audit functions. The Audit Committee Charter describes in greater detail the full responsibilities of the Audit Committee and is available on Archrock’s website at www.archrock.com.

The Audit Committee has reviewed and discussed the consolidated financial statements and management’s assessment and report on internal controls over financial reporting with management and Deloitte. The Audit Committee also reviewed and discussed with Deloitte its review and report on Archrock’s internal control over financial reporting. Archrock published these reports in its Annual Report on Form 10-K for the year ended December 31, 2021, which it filed with the SEC on February 23, 2022. Management is responsible for the preparation, presentation and integrity of financial statements and the reporting process, including the system of internal controls. Deloitte is responsible for performing an independent audit of Archrock’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon, as well as expressing an opinion on the effectiveness of Archrock’s internal control over financial reporting. The Audit Committee monitors these processes.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the independent auditors. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent auditors on the basis of the information it receives, discussions with management and the independent auditors, and the experience of the Audit Committee members in business, financial and accounting matters. In accordance with law, the Audit Committee has ultimate authority and responsibility for selecting, compensating, evaluating, and, when appropriate, replacing Archrock’s independent auditors. The Audit Committee has the authority to engage its own outside advisers, including experts in particular areas of accounting, as it determines appropriate, apart from counsel or advisers hired by management.

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In this context, the Audit Committee discussed with Archrock’s internal auditors and Deloitte the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and Deloitte, with and without management present, to discuss the results of their examinations, their evaluations of Archrock’s internal controls, and the overall quality of Archrock’s financial reporting. Management represented to the Audit Committee that Archrock’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee reviewed and discussed the consolidated financial statements with management and Deloitte, including a discussion of the quality, not just the acceptability, of the accounting principles applied, the reasonableness of significant judgments and the clarity of disclosures in the consolidated financial statements. The Audit Committee also discussed with Deloitte the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect.

In addition, the Audit Committee discussed with Deloitte its independence, considered the compatibility of non-audit services with the auditors’ independence and received the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect.

Based on the reviews and discussions referred to above, the Audit Committee recommended to Archrock’s Board, and the Board has concurred, that (a) the audited financial statements be included in Archrock’s Annual Report on Form 10-K for the year ended December 31, 2021, for filing with the SEC; (b) Deloitte meets the requirements for independence; and (c) the appointment of Deloitte for 2022 be submitted to the stockholders for ratification.

The Audit Committee of the Board of Directors

Frances Powell Hawes, Chair

Anne-Marie N. Ainsworth

Gordon T. Hall

Edmund P. Segner, III

The information contained in this Report of the Audit Committee shall not be deemed to be “soliciting material,” to be “filed” with the SEC or be subject to Regulation 14A or Regulation 14C or to the liabilities of Section 18 of the Exchange Act, and shall not be deemed to be incorporated by reference into any filing of Archrock, except to the extent that Archrock specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

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PROPOSAL 3 ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Exchange Act, our stockholders are provided the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement. This proposal gives stockholders the opportunity to approve, reject or abstain from voting with respect to the compensation provided to our Named Executive Officers for 2021.

As discussed in the Compensation Discussion and Analysis section of this Proxy Statement, our executive compensation program is designed to attract and retain individuals with the level of expertise and experience needed to help achieve the business objectives intended to drive both short- and long-term success and stockholder value. You are encouraged to read the detailed information concerning our executive compensation program and policies contained in the Compensation Discussion and Analysis following this proposal description, as well as the compensation-related tabular and other disclosure following the Compensation Discussion and Analysis.

BOARD RECOMMENDATION

The Board has determined to hold a “say on pay” advisory vote every year. In accordance with this determination and Section 14A of the Exchange Act, the Board recommends that stockholders vote “FOR” the following resolution:

VOTE REQUIRED

Approval of Proposal 3 requires the affirmative vote of the holders of a majority of the votes cast in favor of or against the proposal, which means that the number of shares voted “for” approval must exceed the number of shares voted “against” approval. Abstentions and broker non-votes will have no effect on the outcome of the vote.

“RESOLVED, that the stockholders of Archrock, Inc. approve, on an advisory basis, the compensation paid to its Named Executive Officers for 2021, as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, the Summary Compensation table and the other related tables and disclosure.”

Because the vote on this proposal is advisory in nature, the outcome will not be binding on the Company, the Board or the Compensation Committee and will not affect compensation already paid or awarded. However, the Board and the Compensation Committee value the opinions of our stockholders and will take into account the outcome of the vote when considering future compensation arrangements for our Named Executive Officers.

Consistent with the results of our stockholders’ most recent vote on the frequency of future “say on pay” votes, our Board has determined to hold future “say on pay” advisory votes on executive compensation on an annual basis. Unless the Board modifies its determination of the frequency of future “say on pay” advisory votes, the next “say on pay” advisory vote will be held at our 2023 Annual Meeting of Stockholders.

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COMPENSATION DISCUSSION AND ANALYSIS

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EXECUTIVE SUMMARY

NAMED EXECUTIVE OFFICERS

The Compensation Discussion and Analysis that follows focuses on compensation earned during 2021 by our Chief Executive Officer, Chief Financial Officer and our other executive officers whom we refer to as “Named Executive Officers.” It also summarizes our executive compensation philosophy, each element of compensation, and how each element supports our compensation objectives and corporate strategy. Our executive compensation program is designed to balance rewards and risks, drive performance and sustain long-term stockholder value. Our 2021 Named Executive Officers were as follows:

D. Bradley Childers	Douglas S. Aron	Stephanie C. Hildebrandt	Jason G. Ingersoll	Eric W. Thode
President and Chief Executive Officer	Senior Vice President and Chief Financial Officer	Senior Vice President, General Counsel and Secretary	Senior Vice President, Sales and Operations Support	Senior Vice President, Operations

2021 PERFORMANCE HIGHLIGHTS

At the onset of the COVID-19 pandemic, our management team and Board modified our strategy to add heightened focus on the following objectives: protect employees, reduce expenses, preserve revenue, and maintain our dividend program. We continued to meet these objectives and delivered solid performance against our 2021 business plan and long-term strategic goals.

Financial and Operational	●

In response to ongoing market uncertainty resulting from the COVID-19 pandemic, we continued to exercise a disciplined approach to investment in new equipment, with only $37 million in growth capital expenditures during 2021, down 53% compared to 2020.

	●	Normalizing for a sales and use tax benefit in 2020, selling, general and administrative expenses were 4% lower in 2021 despite significant inflationary pressure.
●	We reduced debt by $159 million by adhering to our prudent capital allocation approach and through the sale of non-strategic assets. Over the past two fiscal years, debt has been reduced by $314 million.

●	We generated free cash flow and maintained our dividend program, paying a total of $89 million in dividends to our stockholders, with a year-end yield of 8%. Cash available for dividend coverage remains above our target at 2.2x.

●	In the second half of 2021, we saw improvement in leading indicators for our business: heightened momentum in horsepower booking and growth in operating horsepower, which we accomplished through the redeployment of assets and selective capital spending.

Strategic	●	We continue to work on our long-term strategy to high-grade our operations, which we believe has resulted in fewer equipment returns during the pandemic.
●	We completed sales of compression and other assets totaling $113 million. These transactions further our long-term objective to focus on larger compression horsepower and standardize and reduce the average age of our compression fleet. We also believe this results in greater efficiencies in servicing units and improved emissions performance on a per horsepower basis.

●	As 2021 came to a close, we optimized, standardized and digitized our business with the completion of several major phases of our process and technology transformation project. Our investments have focused on the automation of workflows through cloud-based technology, integration of digital and mobile tools for our field service technicians and expanded remote monitoring capabilities of our vehicle and compressor fleets. We expect this technology commitment to result in improved operating efficiencies, reduced internal costs and improved profitability. We also believe it will facilitate reduced emissions on a per horsepower basis and inform and direct our future goals for environmental performance and sustainability.

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Human Capital	●

We concluded 2021 with TRIR of 0.10, our best ever safety performance and a significant improvement over 2020 TRIR of 0.25. Safety has been a metric in our short-term incentive program for the past 15 years and continues to be an operational priority. Our TARGET ZERO® program, which includes comprehensive safety and environmental procedures and the necessary training and tools, empowers every employee to stop the job.

	●	Our management team continued to monitor COVID-19 protocols and make appropriate adjustments to our requirements for office and field personnel.
●	We continued to advance our diversity and inclusion objectives. In 2021, we conducted a comprehensive pay equity analysis to ensure pay equity across our organization without regard to gender or ethnicity. Based on Board review and input during the past year, we will undertake to modify or adopt additional programs and policies designed to attract a diversity of ideas and innovation.

Sustainability	●

We continued to place a high priority on ESG and sustainability issues. We have formed three internal working groups. Our cross-functional ESG team is comprised of subject matter experts from our HSE, operations, engineering, sales, human resources, investor relations and legal functions, reports quarterly to our executive leadership team and is responsible for coordination of our data collection and analysis. In addition, this committee reviews and recommends environmental and social initiatives and practices to support our approach to sustainability, consistent with our mission and values. Our technology team and new ventures team are exploring emerging technologies and business opportunities, respectively, for environmental and commercially viable solutions to complement our business operations and future strategic objectives.

●	After implementing enhanced ESG oversight, our Governance and Sustainability Committee reviewed various ESG-related matters at each committee meeting held during 2021 and management reported to the full Board on related matters in July and October 2021.

●	Our 2020 Sustainability Report, published in 2021 and available at www.archrock.com, adheres to the SASB standards for midstream service providers. Our Sustainability Report was reviewed internally by our Disclosure Committee and includes estimated scope 1, 2 and 3 emissions.

Executive Compensation	●

Due to the impact of the COVID-19 pandemic on the energy market, effective in June 2020 we temporarily reduced the base salary of our Chief Executive Officer by 25%, the base salaries of all other Named Executive Officers by 10% and the cash retainers paid to the members of our Board by 25%.  In July 2021, employee base salaries and director cash retainers were restored, with the exception of our Chief Executive Officer’s base salary which was restored by half of the 25% reduction.

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MOST RECENT SAY ON PAY VOTE AND HISTORICAL PROGRAM CHANGES

At our 2021 Annual Meeting of Stockholders, our 2020 executive compensation program received a 95% stockholder approval rating. Our Compensation Committee values the feedback it has received from our stockholders, and it took into consideration this overwhelming support of our program. Based in part upon feedback from our stockholders, the Compensation Committee has made the following enhancements to our executive compensation program over the past three years:

The Compensation Committee remains committed to the ongoing evaluation of our executive compensation program, taking into consideration market trends, best practices, industry conditions, our performance and feedback received from our stockholders.

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OUR BEST PRACTICES

Our executive compensation program provides balanced incentives and does not promote risks that are reasonably likely to have a material adverse effect on us. The Compensation Committee has incorporated certain stockholder-aligned compensation governance practices into our executive compensation program, including:

Governance

●    100% independent directors on the Compensation Committee

●    Independent compensation consultant engaged by the Compensation Committee

●    Annual review and approval of our compensation strategy and program design by the Compensation Committee, including an annual market best practices and peer group review

Compensation Program Design

●    Includes a mix of short- and long-term compensation, with a majority of executive compensation at risk based on Company performance

●    No “single trigger” change of control benefits

●    No tax gross-ups for change of control benefits or other executive compensation arrangements

●    Extremely limited perquisites

Policies

●    Equity awards subject to vesting over three years

●    Stock ownership guidelines for executive officers and directors

●    Adoption of policies related to executive compensation clawback and prohibition on short sales, hedging, or pledging of our securities

●    Annual risk assessment of our executive compensation program

Performance-Based Compensation Features

●    Safety metric included in annual incentive program for the past 15 years

●    Separate performance metrics included in the annual and long-term incentive programs

●    Three-year performance periods on all long-term incentive awards

●    All performance-based payouts are capped

COMPONENTS OF OUR 2021 EXECUTIVE COMPENSATION

The charts below show the target annual total direct compensation for our CEO and our other Named Executive Officers (“NEOs”) for fiscal 2021. These charts illustrate that the majority of compensation is variable (85% for our CEO and an average of 73% for our other Named Executive Officers).

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CEO REALIZABLE COMPENSATION

The chart below illustrates that our CEO’s realizable compensation aligns with total stockholder return (“TSR”).* Realizable compensation includes the actual annual incentive award paid for performance during each year and the year-end face value of equity-based awards granted during the year.

* TSR derived from Standard & Poor’s Capital IQ Platform and reflects adjustments for spin-off and dividends.

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DISCUSSION OF OUR FISCAL 2021 EXECUTIVE COMPENSATION PROGRAM

COMPENSATION PHILOSOPHY AND OBJECTIVES

Our Philosophy and Objectives		How We Accomplish Our Objectives
Pay Competitively	Attract, retain and motivate an effective management team with the level of expertise and experience needed to achieve consistent profitability and return for our stockholders.

Total compensation should be competitive with that of comparably-sized companies within the oilfield services and midstream sectors and, where applicable, across a variety of industries, as further described below in “How Our Compensation Committee Determines Executive Compensation.”

Pay for Performance	Provide for performance-based, variable compensation designed to motivate and reward key accomplishments.	A balance of fixed and variable compensation is considered essential for motivating performance while mitigating risk. As shown in the graphs in our executive summary, 85% of our Chief Executive Officer’s 2021 target total direct compensation and approximately 73% of our other Named Executive Officers’ 2021 target total direct compensation was variable, with realized value primarily dependent upon annual financial and operational performance as well as strategic initiatives and long-term stock price performance.
Stockholder Alignment	Align our Named Executive Officers’ compensation and our stockholders’ expectations for a profitable and sustainable long-term partnership.	Emphasis on equity-based compensation and share ownership encourages executives to act strategically to drive sustainable long-term performance and enhance long-term stockholder value. The Compensation Committee also believes that a competitive base salary ensures that the Company can attract and retain the level of managerial talent necessary to achieve optimal performance and profitability and, therefore, is also aligned with our stockholders' interest.

The chart below compares the compensation awarded by the Compensation Committee to our CEO at target compared to the year-end value of that compensation, and in the case of performance-based equity, at target performance. The year-end value of compensation was 17% less than target, demonstrating that our executives’ compensation is significantly correlated to performance-based components.

2021 CEO Target Compensation Compared to Year End Value

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ELEMENTS OF COMPENSATION

Our executive compensation program is designed to align our Named Executive Officers’ pay with individual and Company performance in order to achieve profitability and return for our stockholders, and to attract and retain executives with the level of expertise and experience necessary to achieve our business objectives while driving short- and long-term results. The key elements of our Named Executive Officers’ compensation and the targeted objectives of each are as follows:

Key Elements of Compensation	Description	Pay Competitively	Pay for Performance	Stockholder Alignment
Base salary	Fixed cash income Establishes a base level of compensation that is essential to attract and retain talent	✓		✓
Annual performance-based incentive compensation

Variable cash incentive award earned annually

Based upon achievement of key annual financial, operational, safety, and individual performance goals that are expected to contribute to long-term stockholder returns

		✓	✓	✓
Long-term incentive compensation ("LTI Awards")

Provided through a combination of restricted shares and performance units vesting over a minimum period of three years

Promotes stockholder alignment by tying a significant portion of executive compensation directly to stockholder value

		✓	✓	✓

HOW OUR COMPENSATION COMMITTEE DETERMINES EXECUTIVE COMPENSATION

The Compensation Committee is responsible for establishing and overseeing compensation programs that are consistent with our compensation philosophy. In carrying out this role, the Compensation Committee considers such factors as they deem relevant, including the following:

External Factors	Internal Factors
Data and analysis provided by the Compensation Committee’s independent compensation consultant	Current and past total compensation, including an annual review of base salary, short-term incentive pay and the value of LTI Awards received
Feedback provided from our stockholders and the results of our annual advisory say-on-pay vote	Company performance and operating unit performance (where applicable), as well as each executive’s impact on performance
Best practices in executive compensation	Our Chief Executive Officer’s recommendations (other than with respect to his own compensation)
Applicable macroeconomic and market considerations	Each executive’s relative scope of responsibility and potential
Individual goal setting, performance and demonstrated leadership
Internal pay equity and retention considerations

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Role and Independence of Compensation Consultant. For 2021, Pearl Meyer, an independent third-party compensation consultant, was engaged by the Compensation Committee to:

●	provide data and analysis to inform the Compensation Committee in selecting an appropriate peer group;

●	provide a review of market trends in executive compensation, including base salary, annual incentives, LTI Awards and total direct compensation; and

●	provide information on how trends in best practices, new rules, regulations and laws impact executive and director compensation practice and administration.

Following review and consultation with Pearl Meyer, the Compensation Committee determined that Pearl Meyer is independent and that no conflict of interest, either currently or during 2021, results from this engagement. The Compensation Committee continues to monitor the independence of its compensation consultant on a periodic basis.

For 2021, Pearl Meyer provided analysis of data derived from (a) proxy statements filed by the companies in our peer group, as further described below, and (b) surveys of the compensation practices of companies in the energy industry and across a variety of industries, in each case with annual revenues within a reasonable and comparable range relative to Archrock. In performing its compensation analysis, Pearl Meyer generally placed more weight on the proxy compensation data for Named Executive Officers at our peer companies than on the information derived from the broader compensation surveys, where sufficient data was available.

Pearl Meyer also provided input to the Compensation Committee in their review and determination of the appropriate types and mix of LTI Awards and the performance factors and related payout percentages for performance-based compensation awarded in 2021.

2021 Peer Group. The Compensation Committee annually reviews the composition of the peer group, based on input from its compensation consultant, and modifies it as circumstances, including industry consolidation and other competitive forces, warrant. Since there are few publicly traded companies that directly match our profile, the Compensation Committee uses a peer group that includes a diverse group of midstream, oilfield services and related companies with primarily domestic operations. The analysis presented by Pearl Meyer includes a review of each company’s financial data and business profile (including geographic footprint), and includes companies considered talent competitors, companies that identify us as a peer and companies identified by proxy advisory firms as potential peers. In consultation with Pearl Meyer, the Compensation Committee made the following changes to the 2021 peer group for the evaluation of 2021 total compensation as well as relative stock price performance for long-term incentive compensation over the period of January 1, 2021 through December 31, 2023:

●	removed Forum Energy Technologies, Inc. and TETRA Technologies, Inc., two oilfield services companies that were adversely impacted by the COVID-19 pandemic at the time the peer group was under consideration; and

●	added ChampionX Corporation, Enable Midstream Partners, LP and Enlink Midstream, LLC, based on assets and market capitalization, and in the case of Enable and Enlink, the desire to add additional midstream company representation in the peer group.

With these changes, the following peer group was approved by the Compensation Committee for 2021:

ChampionX Corporation	Helix Energy Solutions Group, Inc.	Oil States International, Inc.
Crestwood Midstream Partners LP	Helmerich & Payne, Inc.	Patterson-UTI Energy, Inc.
Enable Midstream Partners, LP	Newpark Resources, Inc.	Summit Midstream Partners, LP
Enlink Midstream, LLC	NOW Inc.	USA Compression Partners, LP
Exterran Corporation	Oceaneering International, Inc.

The Compensation Committee considered the peer group to be appropriate based on the following:

●	The companies in the peer group had estimated 2020 revenue ranging from approximately $400 million to $4.2 billion.

●	Archrock’s ranking was between the 50th and 70th percentile based on assets, market capitalization and enterprise value relative to this group.

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●	The number, size and type of companies included in the peer group provide a reasonable comparator group for purposes of evaluating stock price performance.

●	The peer group includes companies with which we may compete for technical and managerial talent and that provide an appropriate reference point for assessing the competitiveness of our executive compensation program.

●	The peer group provides an appropriate number of companies to provide a blend of data that is useful for determining the general positioning of our executive compensation. Executive compensation is targeted at the median of the market data, although individual pay levels may vary from median depending upon multiple factors including individual responsibilities, impact to the organization, tenure in position and individual performance.

Role of Management. The most significant aspects of management’s, including our Chief Executive Officer’s, role in the compensation-setting process are:

●	recommending compensation programs, compensation policies, compensation levels and incentive opportunities that are based on analysis provided by our independent compensation consultant and are consistent with our business strategies;

●	preparing and distributing materials for Compensation Committee review and consideration;

●	recommending corporate performance goals on which performance-based compensation will be based; and

●	assisting in the evaluation of employee performance.

Our Chief Executive Officer annually reviews the individual performance of our Named Executive Officers and recommends salary adjustments, annual cash incentives and LTI Awards for executives other than himself, which the Compensation Committee considers along with the other factors discussed above.

BASE SALARY

Due to the negative impact of the COVID-19 pandemic on the oil and gas industry and at the recommendation of Mr. Childers to reduce costs and improve cash flow, in 2020 the Compensation Committee approved the entry into a compensation letter with each Named Executive Officer under which each executive agreed to a temporary 10% reduction (25% in the case of Mr. Childers) in base salary (the “Pre-Reduction Base Salary”), effective as of June 7, 2020 (the “Compensation Letters”). Based on improved energy market conditions, tightening of the labor market and inflationary pressure, the Compensation Committee determined to restore the base salary of Ms. Hildebrandt and Messrs. Aron, Ingersoll and Thode to each executive’s Pre-Reduction Base Salary effective July 4, 2021. At Mr. Childers’ request, his salary was restored by only half of the 25% reduction to his base salary, subject to future review in the discretion of the Compensation Committee.

In its review of executive compensation in early 2021, the Compensation Committee determined that the Pre-Reduction Base Salary for each of Ms. Hildebrandt and Messrs. Childers, Aron and Ingersoll was appropriate. This determination was based on the competitive positioning of each officer’s base salary as compared to the data provided by our independent compensation consultant, market conditions and individual performance. In determining Mr. Thode’s increase, the Compensation Committee took into account his performance, internal equity of executive compensation and the positioning of his salary relative to market data.

The following chart lists each executive’s annualized 2020 base salary (Pre-Reduction and reduced), 2021 merit increase and restored base salary as of July 4, 2021.

Name	Pre-Reduction Base Salary 1/1/20 – 6/6/20 Annualized ($)	Pandemic Reduction (%)	Reduced Base Salary 6/7/20 – 7/3/21 Annualized ($)	2021 Merit Increase (%)	Restored Base Salary 7/4/21 – 12/31/21 Annualized ($)
Childers	875,000	25.0	656,250	—	765,625
Aron	460,000	10.0	414,000	—	460,000
Hildebrandt	420,000	10.0	378,000	—	420,000
Ingersoll	360,000	10.0	324,000	—	360,000
Thode	350,000	10.0	315,000	2.9	360,000

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ANNUAL PERFORMANCE-BASED INCENTIVE COMPENSATION

During the first quarter of each year, the Compensation Committee adopts a program to provide the short-term cash incentive element of our Named Executive Officers’ compensation for that year. In early 2021, the Compensation Committee adopted the short-term incentive program for 2021 (the “2021 Incentive Program”). Each Named Executive Officer’s potential cash payout under the 2021 Incentive Program ranged from 0% to 200% of his or her incentive target, as described below. Under the 2021 Incentive Program, the Compensation Committee determined payouts to the Named Executive Officers using the following formula:

* Adjusted EBITDA performance of <80% of target performance will result in a payout factor of 0%. Adjusted EBITDA, a non-GAAP measure, is defined as net income (loss) excluding loss from discontinued operations, net of tax, income taxes, interest expense, depreciation and amortization, long-lived and other asset impairment, restatement and other charges, restructuring and other charges, corporate office relocation costs, debt extinguishment loss, transaction-related costs, indemnification (income) expense, net, non-cash stock-based compensation expense and other items. See the inside cover of the 2021 Annual Report for a reconciliation of net income (loss) to Adjusted EBITDA.

The Compensation Committee believes Adjusted EBITDA is a comprehensive measure of financial performance, requiring focus on various components of financial and operating health, and an appropriate measure of management’s ability to run the business on an annual basis. The above formula is designed to create a focus on the overall success of the Company as well as the achievement of line of sight performance objectives. In addition, the Compensation Committee retains discretion to include or exclude exceptional, non-recurring items, which could result in unintended consequences and an erroneous performance achievement to the advantage or detriment of employees, including our Named Executive Officers.

2021 Incentive Program Target. For purposes of calculating payments under the Company’s Incentive Program, the Compensation Letters provided that the Company shall apply the Pre-Reduction Base Salary. Therefore, each Named Executive Officer’s cash incentive target was a specified percentage of Eligible Earnings during 2021 as defined in the footnote below. The table below presents each Named Executive Officer's 2021 cash incentive target as a specified percentage of his or her Eligible Earnings and a potential payout assuming the achievement of results at 100%.

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		2021 Incentive Program Target
Name	2021 Eligible Earnings [1] ($)	Percent (%) of Eligible Earnings	($)
Childers	875,000	120	1,050,000
Aron	460,000	80	368,000
Hildebrandt	420,000	75	315,000
Ingersoll	360,000	70	252,000
Thode	360,000	70	252,000

1 Eligible Earnings for Mr. Childers is his Pre-Reduction Base Salary, according to the terms of his Compensation Letter. For Ms. Hildebrandt and Messrs. Aron, Ingersoll and Thode, Eligible Earnings is each executive’s current base salary.

To place additional emphasis on performance-based compensation, the Compensation Committee determined to increase the 2021 incentive target for Mr. Aron and Ms. Hildebrandt by an additional 5% of eligible earnings as shown in the chart.

Weighting of Performance Criteria. Adjusted EBITDA, safety, technology, and where applicable, operating unit financial and operational metrics for 2021 were weighted as follows:

	% Weighting for Each Named Executive Officer
Performance Criteria	Childers, Aron, Hildebrandt	Ingersoll	Thode
Adjusted EBITDA	80%	70%	70%
Safety [1]	5% TRIR 5% PVIR	10% TRIR	5% Operations TRIR 5% Operations PVIR
Technology	10%	10%	10%
Operating Unit Metrics	Not applicable	10%	10%

1 TRIR is total recordable incident rate and PVIR is preventable vehicle incident rate.

Adjusted EBITDA Target and Results. The Compensation Committee set the performance target for 2021 Adjusted EBITDA at $326 million. In determining the performance target, the Compensation Committee took into consideration the following factors:

●	Due to the sharp decline in demand and market volatility caused by the COVID-19 pandemic, Archrock took an aggressive approach to reductions in growth capital spending during 2020 and continuing into 2021.

●	The full year 2021 impact of 2020 returns of horsepower was considered, as well as our expectation for additional horsepower declines and pricing pressure in 2021, which historically occurs in gas compression services revenue following a significant decline in oil and gas production. Further, the market faced continued uncertainty from the potential impact of COVID-19 variants.

●	In 2020, we completed the sale of over $52 million in non-core assets to pay down debt and standardize our fleet, which was expected to reduce Adjusted EBITDA in 2021.

●	The Company realized a non-recurring tax benefit in 2020 of nearly $11 million.

For these reasons, the Compensation Committee considered the target for Adjusted EBITDA appropriate. Adjusted EBITDA performance had to be achieved at 80% or greater of target performance for our Named Executive Officers to earn a payout under the 2021 Incentive Program.

Adjusted EBITDA for 2021 was achieved at $361 million. In its discretion, the Compensation Committee, reduced Adjusted EBITDA for purposes of the 2021 Incentive Plan to $357 million, which was 109.6% of target performance and resulted in a performance payout factor of 148%. The Compensation Committee considered the positive net impact of asset sales on Adjusted EBITDA in 2021 of $21 million. Because such asset sales are part of the Company’s longer-term strategy to standardize and reduce the age of its compression fleet, the Compensation Committee determined to make no discretionary adjustments to the portion of performance achievement attributable to such asset sales. The Compensation Committee did, however, reduce the performance achieved for Adjusted EBITDA by $3.7 million (a payout factor of 4%) for non-recurring items that had no strategic significance to the Company.

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2021 Adjusted EBITDA Performance Range				2021 Performance Results
Below Threshold	Threshold	Target	Maximum	Achievement		Payout	Weighting
(0% payout)	(50% payout)	(100% payout)	(200% payout)	($)	(%)	(%)	(%)
< $261M	$261M	$326M	$392M	357M	109.6	148	70-80

Safety Criteria and Results. The Company views safety performance as a core indicator of our success, therefore, the Compensation Committee has included safety as a standalone component of our incentive program for over 15 years. Our safety results include all permanent and part-time employees and contractors and are measured against over 4 million man hours worked and over 23 million miles driven in 2021. To achieve a payout, 2021 performance had to meet or be better than our safety criteria as indicated in the chart below.

		2021 Performance Results
	2021 Safety Criteria	Results	(%) Achievement	(%) Payout	Weighting Applicable to Ingersoll (%)	Weighting Applicable to All Other NEOs (%)
TRIR [1]	</= 0.50	0.10	>100	100	10	5
PVIR [2]	</= 0.50	0.13	>100	100	—	5

1 TRIR (calculated pursuant to OSHA guidelines) = total number of recordable incidents (TRIR) x 200,000/divided by the total hours worked during the year

2 PVIR (calculated pursuant to API guidelines) = total number of preventable vehicle incidents x 1,000,000 miles/divided by mileage driven during the year

Technology Targets and Results. At the end of 2021, we had completed several major phases of our process and technology transformation project that enables us to harness technology in all aspects of our business to drive operational efficiencies and enhance our value proposition to our customers. Our investments have focused on the automation of workflows, integration of digital and mobile tools for our field service technicians and expanded remote monitoring capabilities of our vehicle and compressor fleets. We expect this project to, among other things, help us achieve increased asset uptime, improve the efficiency of our field service technicians, improve our supply chain and inventory management and reduce our emissions and carbon footprint, thereby improving our profitability.

	2021 Performance Results
2021 Technology Performance Criteria	Achievement (%)	Payout (%)	Weighting (%)
The Compensation Committee’s quantitative and qualitative evaluation of the following: Defined Project Milestones/Timeline Financial Performance Risk Mitigation Internal Adoption	100	100	10%

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Operating Unit Targets and Results. Operating Unit performance criteria are applicable to Mr. Ingersoll, Sales and Operations Support, and to Mr. Thode, Operations, and include more granular and specific line of sight performance goals necessary to maintain our focus on operating efficiencies at the business unit level and critical to the Company’s success.

	2021 Performance Results
2021 Operating Unit Performance Criteria [1]	Weighting (%)	Combined Achievement (%)	Combined Weighting (%)
Sales and Operations Support – Ingersoll Horsepower Bookings Aftermarket Services Quoted Job Performance	70 30	146	10
Operations – Thode Service Availability Aftermarket Services Quoted Job Performance Startup Quality	60 25 15	99	10

1 Specific performance targets with respect to the achievement of operating unit performance are not disclosed because they are derived from internal analyses reflecting our business strategy. We believe their disclosure would provide our competitors, customers and other third parties with significant insights regarding our confidential business strategies that could cause us substantial competitive harm.

Individual Performance. In early 2021, the Compensation Committee approved individual performance objectives for Mr. Childers related to the Company's financial and operational performance, strategic initiatives (including strategic asset sales, debt reduction, implementation of our process and technology transformation project and certain ESG initiatives), leadership goals and Company culture initiatives. Upon conclusion of fiscal year 2021, the Compensation Committee met with Mr. Childers to discuss his performance relative to the approved individual objectives. Thereafter, the Compensation Committee met in executive session and reported its assessment to the full Board. The Board delivered its evaluation to Mr. Childers, the result of which is summarized below and in “Executive Summary – 2021 Performance Highlights”. The Compensation Committee considered each Named Executive Officers’ accomplishments during 2021, including implementation of operational improvements, demonstrated leadership, capital discipline, progress on sustainability data gathering, analysis and reporting and the successful implementation of major components of our process and technology transformation project.

Following such assessments of individual performance during 2021, the Compensation Committee and Board concluded that Mr. Childers met expectations, and the Compensation Committee determined that each of Ms. Hildebrandt and Messrs. Aron, Ingersoll and Thode exceeded expectations.

The Compensation Committee also considered each Named Executive Officer's (including Mr. Childers’) individual contribution toward significant strategic initiatives and accomplishments that were not specifically enumerated in the 2021 Incentive Program performance criteria but are critical to the Company’s long-term strategic objectives or became imperative due to the COVID-19 pandemic. Specifically, the Compensation Committee considered the following:

●	Our team continued to deliver exceptional operational and financial performance in an uncertain market, and met the existing and additional compression needs of our customers despite a relatively small capital budget.

●	We continued to execute on our strategy to monetize non-core natural gas compression or other assets. The proceeds of these divestitures, along with free cash flow, were used to reduce debt by $159 million.

●	In addition to the inclusion of quantitative safety metrics in our 2021 Incentive Program, our management team’s performance was evaluated based on qualitative measures related to the development during 2021 of certain internal initiatives aimed at our future environmental performance as well as important groundwork for diversity and inclusion initiatives.

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The chart below provides each Named Executive Officer’s target cash incentive, multiplied by the achievement percentages for Company performance, operating unit performance and individual performance and the payout earned.

Name	2021 Cash Incentive Target ($)	Company Performance Factor (%)	X	Individual Performance (%)	=	Performance Achievement (%)	=	Total Payout Earned ($)
Childers	1,050,000	138.4		100		138.4		1,453,200
Aron	368,000	138.4		110		152.2		560,243
Hildebrandt	315,000	138.4		110		152.2		479,556
Ingersoll	252,000	138.2		110		152.0		383,160
Thode	252,000	133.5		120		160.2		403,757

LONG-TERM INCENTIVE COMPENSATION

During 2021, our long-term incentive program consisted of the following LTI Awards:

Award Type	LTI Mix		Features
Restricted Stock	60%	●	Time-vested awards that vest one-third per year
		●	Supports retention objectives and incentivizes employees to work toward long-term performance goals by aligning their interests with stockholder interests
		●	Dividends are paid on unvested shares as and when they are paid to our stockholders
Cash Available for Dividend (“CAD”) Performance Units	10%	●	Performance awards that are earned based upon achievement of cumulative cash available for dividend for the three-year performance period, January 1, 2021 through December 31, 2023
		●	Performance goals are intended to drive consistent stockholder returns
		●	Payout will range between 0% to 200% of units awarded at target
		●	Earned units cliff-vest following conclusion of the three-year performance period
		●	Units are denominated in shares but settled in cash based on the stock price on the date of vesting; the awards are non-dilutive
		●	Dividend equivalents are accrued during the performance period and are paid based on the actual number of units earned and vested
Leverage Performance Units	10%	●	Performance awards that are earned based upon achievement of leverage reduction targets over the three-year performance period, January 1, 2021 through December 31, 2023
		●	Performance goals are intended to improve the Company’s financial profile
		●	Payout will range between 0% to 200% of units awarded at target
		●	Earned units cliff-vest following conclusion of the three-year performance period
		●	Units are denominated in shares but settled in cash based on the stock price on the date of vesting; the awards are non-dilutive
		●	Dividend equivalents are accrued during the performance period and are paid based on the actual number of units earned and vested
Total Stockholder Return (“TSR”) Performance Units	20%	●

Performance awards that are earned based upon achievement of total stockholder return performance relative to our peers over the three-year performance period, January 1, 2021 through December 31, 2023

		●	Performance goals are intended to drive long-term consistent stockholder value
		●	Payout will range between 0% to 200% of units awarded at target
		●	Earned units cliff-vest following conclusion of the three-year performance period
		●	Units are denominated in shares and settled in shares on a one-for-basis, complimentary to the underlying performance criteria and the value creation aspect of the award
		●	Dividend equivalents are accrued during the performance period and are paid based on the actual number of units earned and vested

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Long-Term Incentive Plans. Grants of restricted stock and performance-based restricted stock units were made under the Archrock, Inc. 2020 Stock Incentive Plan, which was approved by our stockholders in April 2020. The 2020 Stock Incentive Plan is administered by the Compensation Committee.

Timing of Awards. We generally seek to grant equity incentive awards on a regular and predictable cycle and we have historically granted during the first quarter of each year. The Compensation Committee establishes its schedule for making annual LTI Awards several months in advance, and does not make such awards based on knowledge of material nonpublic information. Equity-based awards are occasionally granted at other times during the year, such as upon the hiring of a new employee or following the promotion of an employee.

Named Executive Officers' 2021 LTI Awards. In determining the grant of 2021 LTI Awards, the Compensation Committee considered the factors discussed above under “How Our Compensation Committee Determines Executive Compensation,” and also reviewed share utilization with respect to the 2020 Stock Incentive Plan, and potential overhang and burn rate under various award scenarios. The Compensation Committee also considered the retention aspect of awards as well as performance metrics that balance short- and long-term objectives. The following chart provides the total value of each Named Executive Officer's 2021 LTI Award based on the grant date market value of our stock and the number of shares and units awarded (in the case of performance-based units, listed at target payout).

Name	Target Long-Term Incentive Grant Date Value ($)	Restricted Shares (#)	CAD Performance Units (#)	Leverage Performance Units (#)	TSR Performance Units (#)
Childers	4,100,000	229,906	38,318	38,317	76,635
Aron	1,100,000	61,682	10,280	10,280	20,560
Hildebrandt	850,000	47,663	7,944	7,943	15,887
Ingersoll	600,000	33,644	5,607	5,607	11,214
Thode	600,000	33,644	5,607	5,607	11,214

2021 Performance-Based LTI Awards.

CAD and Leverage Performance Units. The percentage of 2021 CAD and Leverage Performance Units that may be earned will be based on the achievement of the performance factors over a three-year performance period as indicated in the chart below.

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Performance Achievement and Payout
Performance Factor	Below Threshold (0% payout)	Threshold (50% payout)	Target (100% payout)	Maximum (200% payout)
Cumulative CAD Adjusted EBITDA, minus Maintenance and other Capital Expenditures, minus Cash Taxes, minus Cash Interest measured for the three-year performance period	<$450M	$450M	$550M	$750M

Leverage [1]

The ratio of (a) Total Indebtedness as of the performance period end to (b) EBITDA (earnings before interest, taxes, depreciation and amortization) for the period of four (4) consecutive fiscal quarters most recently ended (i.e., EBITDA as of the performance period end)

	>5.0x	5.0x	4.5x	=/<3.5x

1 The calculation of Leverage includes the Parent and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP. All capitalized terms have the meaning ascribed to them under the Company’s revolving credit agreement.

At the conclusion of the performance period, a number of CAD and Leverage Performance Units ranging from 0% to 200% of the total number of units granted will be earned. If the Company’s performance falls between the levels specified in the chart, the percentage of CAD and Leverage Performance Units that will be earned will be determined using straight-line interpolation between such levels. No payout will be earned if the Company’s CAD and Leverage performance is below the threshold level. The earned CAD and Leverage Performance Units are also subject to three-year cliff vesting on March 5, 2024, subject to continued employment through the vesting date. In addition, the award is subject to accelerated vesting as described below under “Potential Payments upon Termination or Change of Control”. Each earned CAD and Leverage Performance Unit is payable in cash based on the market closing price of our common stock on the date of vesting. The award includes tandem DERs which are accrued during the performance period and will be paid based on the number of units earned and vested.

TSR Performance Units. The percentage of 2021 TSR Performance Units that may be earned will be based on our TSR performance rank relative to the companies in our 2021 peer group at the conclusion of the three-year performance period.

Performance Achievement and Payout [1]
	Below Threshold (0% payout)	Threshold (34% payout)	Target (100% payout)	Maximum (200% payout)
Performance Factor	Rank Based on 2021 Peer Group

Total Stockholder Return

The Average Fair Market Value [2] at the end of the performance period plus dividends paid over the performance period divided by the Average Fair Market Value at the beginning of the performance period

	< 13th	13th	7th	1st

1 Payouts assume no changes in the 2021 peer group. In the event a company in the peer group becomes insolvent or liquidates, that company shall remain in the group, but will be moved to the lowest rank. In the event a company is acquired or merged into another company and is not the surviving company, or as a result of any other corporate transaction, such company shall be removed from the peer group and the percentile payouts shall be ratably adjusted.

2 Average Fair Market Value as of any given date is the average fair market value of a share of Archrock common stock during the 20 consecutive trading dates ending on and including such date.

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Based on our ordinal rank in the peer group at the conclusion of the performance period, a number of TSR Performance Units ranging from 0% to 200% of the total number of TSR Performance Units granted will become earned. If the Company’s TSR rank falls between the levels specified in the chart above, the percentage of TSR Performance Units that will be earned will be determined using straight-line interpolation between such levels. No payout will be earned if the Company’s TSR rank is below the threshold level. The earned TSR Performance Units are also subject to three-year cliff vesting on March 5, 2024, subject to continued employment through the vesting date. In addition, the award is subject to accelerated vesting as described below under “Potential Payments upon Termination or Change of Control”. Each earned TSR Performance Unit is payable as a share of common stock upon vesting. The award includes tandem DERs which are accrued during the performance period and will be paid based on the number of units earned and vested.

2019 Performance Units. In 2019, the Compensation Committee awarded performance units to our Named Executive Officers measured over the period of January 1, 2019 through December 31, 2021 (the “2019 Performance Units”) based on the following performance criteria:

●	total stockholder return (the “2019 TSR Performance Units”), the payment of which was based on our stock price performance relative to our 2019 peer group. Archrock ranked third among the 14 companies included in the comparison. Based on this result, the Compensation Committee determined that the 2019 TSR Performance Units were payable at 168% of target.

●	growth in cash available for dividend (the “2019 CAD Performance Units”), the payment of which was based on the average annual dividend growth rate per share. The average annual dividend growth rate over the performance period did not meet the threshold performance criteria; therefore, the Compensation Committee determined that no payout was earned.

The following chart provides the number of 2019 Performance Units awarded and the number of 2019 Performance Units earned and paid based on actual performance. Each earned 2019 Performance Unit was settled as a share of common stock or the cash equivalent based on the market closing price on the date of vesting.

	2019 TSR Performance Units		2019 CAD Performance Units
Name	Payable at Target	Paid Based on Performance	Payable at Target	Paid Based on Performance
Childers	82,802	139,107	82,802	—
Aron	19,108	32,101	19,108	—
Hildebrandt	15,923	26,750	15,923	—
Ingersoll	10,615	17,833	10,615	—
Thode	8,492	14,266	8,492	—

Dividend equivalents were accrued during the performance period and were paid on earned 2019 Performance Units upon vesting of the underlying award.

Vesting of LTI Awards. All annual awards granted to employees, including our Named Executive Officers, include a minimum three-year vesting period.

Upon a Termination Due to Death or Disability. The award agreements for all outstanding equity awards provide that, upon a termination due to death or disability, the award will accelerate in full. Performance units will accelerate (a) in full based on the achievement of the applicable performance measures if such achievement has been or can be determined by the Compensation Committee in good faith as of the date of termination due to death or disability or (b) if the Compensation Committee cannot reasonably determine the achievement percentage, then achievement at the target performance level.

Upon a Change of Control. The award agreements for all outstanding equity awards are structured as “double trigger” arrangements, that is, they provide that no portion of the award shall be subject to accelerated vesting solely upon a change of control. Instead, such awards will be subject to accelerated vesting only if a termination of the applicable executive’s employment by the Company without cause or by the executive for good reason occurs six months prior to or within eighteen months following a change of control. Performance units will accelerate (a) in full based on the achievement of the applicable performance measures as determined by the Compensation Committee in good faith as of the date of termination or (b) if the Compensation Committee cannot reasonably determine the achievement percentage, then achievement at the target performance level.

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OTHER COMPENSATION POLICIES, PRACTICES AND GUIDELINES

COMPENSATION-RELATED POLICIES

Stock Ownership Requirements. The Compensation Committee believes that stock ownership requirements closely align our Named Executive Officers’ interests with those of our stockholders by ensuring they hold a meaningful ownership stake in our Company. Our Chief Executive Officer is required to hold an aggregate amount of our common stock with a market value of at least five times his annual base salary (two times annual base salary in the case of our other Named Executive Officers). Our Compensation Committee reviews the stock ownership of our Named Executive Officers annually as of June 30. As of the date of this Proxy Statement, all Named Executive Officers subject to the stock ownership guidelines were in compliance with the guidelines.

Prohibition on Hedging and Pledging. Company policy prohibits all employees and directors from entering into any transaction designed to hedge or offset any decrease in the market value of our equity securities, including purchasing financial instruments (such as variable forward contracts, equity swaps, collars or exchange funds), or otherwise trading in market options (such as puts or calls), warrants, or other derivative instruments of our equity securities. In addition, our Named Executive Officers and directors may not pledge, hypothecate or otherwise encumber shares of the Company’s common stock as collateral for indebtedness.

Executive Compensation Recoupment (“Clawback”). The Company has adopted a formal Clawback policy that allows, as applicable, the adjustment to or recovery of Performance-Based Compensation that exceeds the amount that would have been earned or paid had it been determined based on a restatement of the Company’s financial results due to material non-compliance with financial reporting requirements as a result of misconduct, including fraud or theft of Company assets. For this purpose, Performance-Based Compensation generally means all bonuses and other incentive and equity compensation (including, but not limited to, stock options), the amount, payment and/or vesting of which was calculated based on financial reporting measures. Performance-Based Compensation is deemed to be “received” in the fiscal period during which the applicable financial reporting measure is attained, even if the payment or grant occurs after the end of that fiscal period.

RETIREMENT SAVINGS, WELFARE AND OTHER BENEFITS

Our Named Executive Officers participate in our Company-sponsored benefit programs on generally the same basis as other salaried employees. These benefits are designed to provide retirement income and protection against the financial hardship that can result from illness, disability or death.

Retirement Savings Plan. The Archrock 401(k) Plan allows certain employees who are U.S. citizens, including our Named Executive Officers, to defer a portion of their eligible salary, up to the Internal Revenue Code (the “Code”) maximum deferral amount, on a pre-tax basis or on a post-tax (Roth) basis. Participants make contributions to an account maintained by an independent trustee and direct how those contributions are invested. We match 100% of a participant’s contribution up to a maximum of 5% of his or her annual eligible compensation. Participants vest in our matching contributions after two years of employment.

Employee Stock Purchase Plan. The Archrock, Inc. Employee Stock Purchase Plan (the “ESPP”) provides our eligible employees, including our Named Executive Officers, the opportunity to purchase our common stock through payroll deductions and is designed to comply with Section 423 of the Code. Our Compensation Committee, which administers the ESPP, has the discretion to set the purchase price at 85% to 100% of the fair market value of a share of our common stock on one of the following dates: (i) the offering date, (ii) the purchase date or (iii) the offering date or the purchase date, whichever is lower. Employees who elected to participate in the ESPP could purchase a share of our common stock at the lesser of (a) 95% of the fair market value of a share of common stock on the offering date or (b) 95% of the fair market value of a share of common stock on the purchase date. Offering periods consist of three-month periods, or such other periods as may be determined from time to time by our Compensation Committee. A total of 1,000,000 shares of our common stock has been authorized and reserved for issuance under the ESPP. As of December 31, 2021, 521,719 shares remained available for purchase under the ESPP.

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Deferred Compensation Plan. The Archrock, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”) allows certain key employees who are U.S. citizens, including our Named Executive Officers, to defer receipt of their compensation, including up to 100% of their salaries and bonuses, and be credited with Company contributions designed to serve as a make-up for the portion of the employer-matching contribution that cannot be made under the Archrock 401(k) Plan due to Code limits. Participants generally must make elections relating to compensation deferrals and plan distributions in the year preceding that in which the compensation is earned. Contributions to the Deferred Compensation Plan are self-directed investments in the various funds available under the plan. There are thus no interest calculations or earnings measures other than the performance of the investment funds selected by the participant. Participants direct how their contributions are invested and may change these investment elections at any time.

Health and Welfare Benefit Plans. We maintain a standard complement of health and welfare benefit plans for our employees, including our Named Executive Officers, which provide medical, dental and vision benefits, employee assistance, health savings and flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance and life insurance coverage. These benefits are provided to our Named Executive Officers on the same terms and conditions as they are provided to our other employees.

Perquisites. The Compensation Committee has approved a de minimis amount of perquisites for our Named Executive Officers that falls below the $10,000 disclosure threshold; the Compensation Committee believes this approach to perquisites is in our stockholders’ best interest.

AGREEMENTS WITH EXECUTIVE OFFICERS

Executive Employment Letters. Each of our Named Executive Officers entered into employment letters with us, which set forth the applicable executive’s initial title, reporting relationship and compensation (the “Employment Letters”). Under the Employment Letters, each such Named Executive Officer is eligible for an annual base salary, short-term incentive target and LTI Award value, which are subject to annual review by our Compensation Committee. In addition, each Employment Letter provides that the applicable executive is eligible to participate in all employee benefit plans maintained by the Company.

Agreements Related to Termination of Employment. We have entered into severance benefit agreements and change of control agreements with each of our Named Executive Officers. Our Compensation Committee believes that severance and change of control agreements are necessary to attract and retain executive talent and are, therefore, a customary part of executive compensation. Our change of control agreements are structured as “double trigger” agreements. In other words, the change of control alone does not trigger benefits; rather, benefits are paid only if the executive incurs a qualifying termination of employment within six months prior to or 18 months following a change of control. See “Severance Benefit and Change of Control Arrangements” and “Potential Payments upon Termination or Change of Control” for a description of the terms of and the potential payouts under those agreements.

COVID-19 – Compensation Letters. As indicated under “Base Salary,” the Compensation Letters entered into among the Company and each Named Executive Officer in April 2020 provided for temporary salary reductions (25% in the case of our CEO and 10% for all other Named Executive Officers). Under the Compensation Letters, (a) all payments and benefits (except 401(k) contributions and benefits) shall be based on the Pre-Reduction Base Salary and (b) if the executive incurs a qualifying termination of employment under his or her severance or change of control agreement then, for purposes of calculating the applicable severance payments and benefits payable thereunder, the Company will apply the Pre-Reduction Base Salary. In addition, each Named Executive Officer agreed to waive his or her right to resign employment with us for “Good Reason” (as defined in the applicable agreement) in connection with these compensation changes.

Effective July 2021, Mr. Childers’ base salary was restored by half of the 25% reduction and effective April 2022, his base salary will be fully restored. Effective July 4, 2021, the base salary was restored for each of Ms. Hildebrandt and Messrs. Aron, Ingersoll and Thode. Upon payout to our Named Executive Officers during the first quarter of 2022 of performance-based compensation earned under the 2021 Incentive Program and, with respect to Mr. Childers, the full restoration of his base salary in April 2022, the Compensation Letters are no longer in effect.

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RISK ASSESSMENT RELATED TO OUR COMPENSATION STRUCTURE

Pearl Meyer performed an analysis of our compensation practices in 2021 to identify areas of compensation-related risk and risk mitigation. This analysis supports our position that our compensation practices reflect sound risk management practices and do not promote risks that are reasonably likely to result in a material adverse effect on us. For example, our Compensation Committee and management set performance goals in light of past performance, future expectations and market conditions that they believe do not encourage the taking of unreasonable risks. Our Compensation Committee believes its practice of considering non-financial and other qualitative factors in determining compensation awards discourages excessive risk taking and encourages good judgment. In addition, we believe executive compensation is allocated between cash and equity-based awards, between fixed and variable awards, and between short-term and long-term focused compensation in a manner that encourages decision-making that balances short-term goals with long-term goals and thereby reduces the likelihood of excessive risk taking. Finally, our Compensation Committee has established (a) short-term incentives that balance various Company objectives and provide for payout limits, and (b) LTI Awards with three-year minimum performance and vesting periods; we believe these program features further balance short- and long-term objectives and encourage employee behavior designed to achieve sustained profitability and stockholder value.

TAX AND ACCOUNTING CONSIDERATIONS

Section 162(m) of the Code. Section 162(m) of the Code generally disallows the deductibility of certain compensation expenses in excess of $1,000,000 to certain executive officers within a fiscal year. Compensation that is “performance-based” may be excluded from this limitation only if it is payable pursuant to a binding written agreement in effect on November 2, 2017 that is not materially modified. We believe that maintaining the discretion to evaluate the performance of and compensate our executive officers is an important part of our responsibilities and benefits our stockholders, even if compensation may be non-deductible under Section 162(m) of the Code. In light of the repeal of the performance-based compensation exception to Section 162(m) of the Code, the Compensation Committee expects in the future to approve compensation that is non-deductible for income tax purposes.

Section 280G of the Code. Section 280G of the Code disallows a tax deduction for excess parachute payments to certain executives of companies that undergo a change of control. In addition, Section 4999 of the Code imposes a 20% excise tax on the individual with respect to the excess parachute payment. Parachute payments are compensation linked to or triggered by a change of control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from LTI plans including stock options and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G of the Code based on the executive’s average prior compensation. Since 2009, we have had a policy of prohibiting tax gross-ups on income attributable to change of control agreements and other executive benefit agreements, which is discussed further in “Potential Payments upon Termination or Change of Control”.

Accounting for Stock-Based and Unit-Based Compensation. We have followed Financial Accounting Standards Board Accounting Standards Codification 718, “Stock Compensation” (“ASC 718”) in accounting for stock-based and unit-based compensation awards. ASC 718 requires companies to calculate the grant date “fair value” of their stock-based and unit-based awards using a variety of assumptions. ASC 718 also requires companies to recognize the compensation cost of their stock-based and unit-based awards in their income statements over the period that an employee is required to render service in exchange for the award. We expect that we will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our stock incentive plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

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REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee of the Board of Directors

James H. Lytal, Chair

Gordon T. Hall

J.W.G. Honeybourne

Leonard W. Mallett

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COMPENSATION TABLES

SUMMARY COMPENSATION

The following table shows the compensation paid during the years shown to our Named Executive Officers.

Name and Title	Year	Salary ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
D. Bradley Childers	2021	710,937	4,375,869	1,453, 200	69,266	6,609,272
President and Chief	2020	782,452	4,245,524	1,021,000	74,272	6,123,248
Executive Officer	2019	861,539	4,188,963	1,027,700	78,600	6,156,802
Douglas S. Aron	2021	437,000	1,173,997	560,243	39,224	2,210,464
Senior Vice President and	2020	448,462	1,061,376	347,477	50,178	1,907,493
Chief Financial Officer	2019	445,192	966,674	555,100	39,345	2,006,311
Stephanie C. Hildebrandt	2021	399,000	907,169	479,556	32,972	1,818,697
Senior Vice President,	2020	409,231	849,090	260,437	39,549	1,558,308
General Counsel and Secretary	2019	407,308	805,554	388,600	31,906	1,633,368
Jason G. Ingersoll	2021	342,000	640,341	383,160	27,750	1,393,251
Senior Vice President,	2020	350,385	636,816	213,000	33,020	1,233,221
Sales and Operations Support	2019	347,308	537,032	325,600	33,214	1,243,154
Eric W. Thode	2021	337,500	640,341	403,757	31,213	1,412,811
Senior Vice President,	2020	329,808	530,688	286,760	19,500	1,166,756
Operations	2019	300,000	429,620	287,300	22,378	1,039,298

(1)	Amounts reported in this column reflect base salaries earned on a fiscal year basis.

(2)	The amounts in this column for 2021 represent the grant date fair value of (a) restricted shares of our common stock, (b) Cash-Settled Performance Units at target level and (c) TSR Performance Units at target level. The grant date fair values of the CAD Performance Units at maximum potential payout are as follows:

Name	CAD Performance Units Maximum Payout (based on $10.70 grant date fair value) ($)
Childers	1,640,000
Aron	440,000
Hildebrandt	340,000
Ingersoll	240,000
Thode	240,000

The grant date fair value of performance awards at target payout in the Summary Compensation table and at maximum payout in the above table is calculated in accordance with ASC 718.  The amounts reflect our accounting expense and do not correspond to the actual value that was considered by the Compensation Committee on the date of grant nor the value that will be recognized by our Named Executive Officers. For a discussion of valuation assumptions, see Note 24 (Stock-Based Compensation) to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2021. See “Long-Term Incentive Compensation – Named Executive Officers’ 2021 LTI Awards” for the target grant date value approved by the Compensation Committee.

(3)	The amounts in this column for 2021 represent cash payments under the 2021 Incentive Program, which covered the compensation measurement and performance year ended December 31, 2021, and were paid during the first quarter of 2022.

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(4)	The amounts in this column for 2021 include the following:

Name	401(k) Plan Company Contribution ($)(a)	Deferred Compensation Plan Company Contribution ($)(b)	Other ($)(c)	Total ($)
Childers	14,500	54,766	—	69,266
Aron	14,500	24,724	—	39,224
Hildebrandt	14,500	18,472	—	32,972
Ingersoll	14,500	13,250	—	27,750
Thode	14,500	16,713	—	31,213

(a)	The amounts shown represent the Company’s matching contributions for 2021.

(b)	Our Named Executive Officers could contribute up to 100% of their base pay and bonus to the Deferred Compensation Plan, and the Company made certain matching contributions designed to serve as a make-up for the portion of the employer matching contributions that cannot be made under our 401(k) Plan due to Code limits.

(c)	None of our Named Executive Officers received aggregate perquisites or personal benefits in excess of $10,000 during 2021.

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GRANTS OF PLAN-BASED AWARDS

The following table shows the short- and long-term incentive plan awards granted to the Named Executive Officers in 2021.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Childers	3/5/21	—	1,050,000	2,100,000	—	76,635	153,270	—	819,995
	3/5/21					76,635	153,270		1,095,881
	3/5/21							229,906	2,459,994
Aron	3/5/21	—	368,000	736,000	—	20,560	41,120	—	219,992
	3/5/21					20,560	41,120		294,008
	3/5/21							61,682	659,997
Hildebrandt	3/5/21	—	315,000	630,000	—	15,887	31,774	—	169,991
	3/5/21					15,887	31,774		227,184
	3/5/21							47,663	509,994
Ingersoll	3/5/21	—	252,000	504,000	—	11,214	22,428	—	119,990
	3/5/21					11,214	22,428		160,360
	3/5/21							33,644	359,991
Thode	3/5/21	—	252,000	504,000	—	11,214	22,428	—	119,990
	3/5/21					11,214	22,428		160,360
	3/5/21							33,644	359,991

(1)	The amounts in these columns show the range of potential payouts under the 2021 Incentive Program. The actual payouts under the plan were determined in February 2022 and paid in March 2022, and are included in the Summary Compensation table for 2021.

(2)	The amounts in these columns show the range of potential payouts of performance units awarded under the 2020 Stock Incentive Plan and cliff vest at the conclusion of a three-year performance period, subject to continued employment. “Target” is 100% of the number of 2021 performance units awarded. “Threshold” is the lowest possible payout (0% of the grant), and “Maximum” is the highest possible payout (200% of the grant). The entries include (a) CAD and Leverage Performance Units, which are combined in the chart with each performance objective weighted at 50% of the total award (cash settled) and (b) TSR Performance Units (stock settled). See also “Long-Term Incentive Compensation – 2021 Performance-Based LTI Awards” for more information regarding these awards.

(3)	Shares of restricted stock awarded under the 2020 Stock Incentive Plan that vest one-third per year over a three-year period, subject to continued service through each vesting date.

(4)	The grant date fair value of performance units (at target) and restricted stock is calculated in accordance with ASC 718. For a discussion of valuation assumptions, see Note 24 (Stock-Based Compensation) to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2021.

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table shows our Named Executive Officers’ equity awards and equity-based awards denominated in our common stock outstanding at December 31, 2021.

	Stock Awards (1)
Name	Number of Shares or Units of Stock That Have Not Vested (#) (3)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Yet Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Yet Vested ($) (2)
Childers	488,723	3,655,648	82,802(4)	619,359
			88,008(5)	658,300
			76,635(6)	573,230
			82,802(7)	619,359
			88,008(8)	658,300
			76,635(9)	573,230
Aron	124,792	933,444	19,108(4)	142,928
			22,002(5)	164,575
			20,560(6)	153,789
			19,108(7)	142,928
			22,002(8)	164,575
			20,560(9)	153,789
Hildebrandt	98,788	738,934	15,923(4)	119,104
			17,601(5)	131,655
			15,887(6)	118,835
			15,923(7)	119,104
			17,601(8)	131,655
			15,887(9)	118,835
Ingersoll	70,660	528,537	10,615(4)	79,400
			13,201(5)	98,743
			11,214(6)	83,881
			10,615(7)	79,400
			13,201(8)	98,743
			11,214(9)	83,881
Thode	64,137	479,745	8,492(4)	63,520
			11,001(5)	82,287
			11,214(6)	83,881
			8,492(7)	63,520
			11,001(8)	82,287
			11,214(9)	83,881

(1)	No options were outstanding at December 31, 2021.

(2)	Based on the market closing price of our common stock on December 31, 2021: $7.48.

(3)	Includes shares of restricted stock that vest at the rate of one-third per year beginning on the initial vesting date shown below, subject to continued service through each vesting date.

Archrock, inc. 2022 proxy statement | 50

Name	Unvested Shares	Initial Vesting Date
Childers	82,802	1/25/20
	176,015	1/25/21
	229,906	3/5/22
Aron	19,107	1/25/20
	44,003	1/25/21
	61,682	3/5/22
Hildebrandt	15,923	1/25/20
	35,202	1/25/21
	47,663	3/5/22
Ingersoll	10,615	1/25/20
	26,401	1/25/21
	33,644	3/5/22
Thode	8,492	1/25/20
	22,001	1/25/21
	33,644	3/5/22

(4)	Unearned 2019 CAD Performance Units that were outstanding as of December 31, 2021 and cliff vested on January 25, 2022. Amounts shown are the number of units awarded at target performance. The number of actual units paid were determined by the Compensation Committee following the conclusion of the three-year performance period, January 1, 2019 through December 31, 2021, as discussed under “Long-Term Incentive Compensation – 2019 Performance Units.”

(5)	Unearned 2020 CAD Performance Units that cliff vest on January 25, 2023, subject to continued service through the vest date. Amounts shown are the number of units awarded at target performance. The number of actual units paid will be determined by the Compensation Committee following the conclusion of the three-year performance period, January 1, 2020 through December 31, 2022.

(6)	Unearned 2021 CAD Performance and Leverage Units that cliff vest on March 5, 2024, subject to continued service through the vest date. Amounts shown are the number of units awarded at target performance. The number of actual units paid will be determined by the Compensation Committee following the conclusion of the three-year performance period, January 1, 2021 through December 31, 2023.

(7)	Unearned 2019 TSR Performance Units that were outstanding as of December 31, 2021 and cliff vested on January 25, 2022. Amounts shown are the number of units awarded at target performance. The number of actual units paid were determined by the Compensation Committee following the conclusion of the three-year performance period, January 1, 2019 through December 31, 2021, as discussed under “Long-Term Incentive Compensation – 2019 Performance Units.”

(8)	Unearned 2020 TSR Performance Units that cliff vest on January 25, 2023, subject to continued service through the vest date. Amounts shown are the number of units awarded at target performance. The number of actual units paid will be determined by the Compensation Committee following the conclusion of the three-year performance period, January 1, 2020 through December 31, 2022.

(9)	Unearned 2021 TSR Performance Units that cliff vest on March 5, 2024, subject to continued service through the vest date. Amounts shown are the number of units awarded at target performance. The number of actual units paid will be determined by the Compensation Committee following the conclusion of the three-year performance period, January 1, 2021 through December 31, 2023.

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STOCK VESTED

The following table shows the value realized by the Named Executive Officers upon the vesting of equity awards covering our common stock during 2021. No stock options were outstanding or exercised during 2021.

	Stock Awards
Name	Number of Shares and Units Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
Childers	388,170	3,395,904
Aron	54,182	483,917
Hildebrandt	66,485	580,344
Ingersoll	47,164	411,743
Thode	23,178	211,112

(1)	Includes our restricted stock and stock- and cash-settled performance units that vested during 2021.

(2)	The value realized for vested awards was determined by multiplying the fair market value of our common stock (the market closing price of our common stock on the vesting date) by the number of shares or units that vested, plus dividend equivalents attributable to the 2018 Performance Units, which were accrued over the three-year performance and vesting period and paid upon vesting, in the amount of $195,015 for Mr. Childers, $22,922 for Ms. Hildebrandt and $16,237 for Mr. Ingersoll. Shares and units vested on various dates throughout the year; therefore, the value listed represents the aggregate value of all shares and units that vested for each Named Executive Officer in 2021.

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NONQUALIFIED DEFERRED COMPENSATION

The following table shows the Named Executive Officers’ compensation for 2021 under our nonqualified deferred compensation plan.

Name	Executive Contributions in Last Fiscal Year ($)	Company Contributions in Last Fiscal Year ($) (1)	Aggregate Earnings/ (Losses) in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Childers	49,766	54,766	138,144	(15,929)	825,051
Aron	39,224	24,724	31,409	—	264,187
Hildebrandt	17,157	18,472	15,572	—	118,312
Ingersoll	11,100	13,250	13,780	—	133,066
Thode	13,500	16,713	5,323	—	59,153

(1)	The amounts in this column represent Company contributions to each Named Executive Officer’s Deferred Compensation Plan account earned in 2021 but paid in the first quarter of 2022. These amounts are included in “All Other Compensation” in the Summary Compensation table for 2021 and in “Aggregate Balance at Last Fiscal Year End” in this table.

Under our Deferred Compensation Plan, eligible employees are permitted to defer receipt of up to 100% of their base salary and bonus. We also make certain employer matching contributions designed to serve as a make-up for the portion of the employer matching contributions that cannot be made under our 401(k) Plan due to Code limits. The amounts deferred under each participant’s Deferred Compensation Plan account are deemed to be invested in investment alternatives chosen by the participant from a range of choices established by the plan administrator. The balances of participant accounts are adjusted to reflect the gains or losses that would have been obtained if the participant contributions had actually been invested in the applicable investment alternatives.

Participants may elect to defer the distribution of their account balances until the occurrence of a specified future date or event, including: (a) a future date while the participant is employed by us, as specified by the participant, (b) the participant’s separation from service (within the meaning of Section 409A of the Code), including due to death, or (c) the participant’s disability. Participants may also elect whether to receive distributions of their account balances in a single lump-sum amount or in annual installments to be paid over a period of two to ten years.

Payment of a participant’s account will be made or commence, as applicable, as follows:

●	for lump sum payments, on the earlier of: (x) in the case of a specified in-service date, January 1 of such year and (y) in the case of a separation from service or disability, the date of the participant’s separation of service or, if earlier, disability and

●	for installment payments, the earlier of: (x) in the case of a specified in-service date, January 1 of such year and (y) in the case of a separation from service or disability, January 1 of the calendar year immediately following the date of the participant’s separation of service or, if earlier, disability.

The Deferred Compensation Plan is administered by our Compensation Committee. The Deferred Compensation Plan is an unfunded plan for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended. We have established a “rabbi trust” to satisfy our obligations under the Deferred Compensation Plan.

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SEVERANCE BENEFIT AND CHANGE OF CONTROL ARRANGEMENTS

Severance Benefit Agreements. We have entered into a severance benefit agreement with each of our Named Executive Officers. Each such agreement provides that if the executive’s employment is terminated by us without cause or by the executive for good reason at any time through the term of the agreement (one year, to be automatically renewed for successive one-year periods until notice of non-renewal is given by either party), he or she will receive a lump sum payment in cash on the 35th day after the termination date equal to the sum of:

●	his or her annual base salary then in effect plus the target annual incentive program opportunity; plus

●	a pro-rated portion of his or her target annual incentive program opportunity for the termination year based on the length of time during which he or she was employed during such year; plus

●	any earned but unpaid annual incentive program award for the fiscal year ending prior to the termination date; plus

●	a payment equal to twelve months of the portion of the monthly premiums that would be payable by us under our group health plan had the executive’s employment not terminated, based on the executive’s elections as in effect on the termination date, together with the monthly administrative fee that would be assessed under COBRA.

In addition, the executive would be entitled to the accelerated vesting as of the termination date of that portion of each of his or her outstanding unvested Archrock equity, equity-based or cash awards that was scheduled to vest on the next vesting date immediately following the termination date. In the case of outstanding performance shares or units which are based in common stock of Archrock and subject to time-based cliff vesting at the end of a three-year performance period (including the CAD, Leverage and TSR Performance Units), such shares or units shall vest as follows: if the termination date occurs in the first year of the performance period, one-third of the performance units payable at target; if the termination date occurs in the second year of the performance period, two-thirds of the performance units payable at target; or if the termination date occurs in the third year of the performance period, depending on whether performance has been determined, (a) 100% of the performance units payable at target or (b) a percentage of the performance units payable at target based on actual performance.

Each executive’s entitlement to the payments and benefits under his or her severance benefit agreement is subject to his or her execution (and non-revocation) of a waiver and release for our benefit. In addition, each executive is subject to non-disparagement restrictions following termination.

Change of Control Agreements. We have entered into a change of control agreement with each of our Named Executive Officers. Each such agreement provides that if the executive’s employment is terminated by us other than for cause, death or disability, or by the executive for good reason (in each case, a “Qualifying Termination”), within six months before or 18 months following a change of control (as defined in the change of control agreements), he or she would receive a cash payment within 60 days after the termination date equal to:

●	two times (three times in the case of Mr. Childers) his or her current annual base salary plus two times (three times in the case of Mr. Childers) his or her target annual incentive program opportunity for that year; plus

●	a pro-rated portion of the target annual incentive program opportunity for the termination year based on the length of time during which the executive was employed during such year; plus

●	any earned but unpaid annual incentive program award for the fiscal year ending prior to the termination date; plus

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●	two times the total of the Company contributions that would have been credited to him or her under the Archrock 401(k) Plan and any other deferred compensation plan had he or she made the required amount of elective deferrals or contributions during the twelve months immediately preceding the termination month; plus

●	a lump-sum cash payment equal to twenty-four months of the portion of the monthly premiums that would be payable by us under our group health plan had the executive’s employment not terminated, based on the executive’s elections as in effect on the termination date, together with the monthly administrative fee that would be assessed under COBRA.

In addition, the executive would be entitled to the accelerated vesting of all his or her unvested LTI Awards.

Our change of control agreements do not provide for tax gross-ups. Instead, the agreements include a Section 280G “best pay” provision pursuant to which in the event any payments or benefits received by the executive would be subject to an excise tax under Section 4999 of the Code, the executive will receive either the full amount of his or her payments or a reduced amount such that no portion of the payments is subject to the excise tax (whichever results in the greater after-tax benefit to the executive).

Each executive’s entitlement to the payments and benefits under his or her change of control agreement is also subject to his or her execution (and non-revocation) of a waiver and release for our benefit. In addition, in the event an executive receives payments from the Company under his or her change of control agreement, such executive will be subject to confidentiality, non-disclosure, non-solicitation and non-competition restrictions for two years following a termination of his or her employment.

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POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The following table shows the potential payments to the Named Executive Officers upon a theoretical termination of employment or change of control (as applicable) occurring on December 31, 2021. The amounts shown are, as applicable, based on each Named Executive Officer’s Pre-Reduction Base Salary and assumes an Archrock common stock value of $7.48 per share, the December 31, 2021 market closing price. The actual amount paid out to an executive upon an actual termination or change of control can only be determined at the time of such event.

Name	Termination Due to Death or Disability ($)(1)	Termination Without Cause or Resignation with Good Reason ($)(2)		Change of Control Without a Qualifying Termination ($)(3)	Change of Control with a Qualifying Termination ($)(3)
D. Bradley Childers
Cash Severance	—	2,975,000	(4)	—	6,825,000	(5)
Restricted Stock (6)	3,655,648	1,850,887		—	3,655,648
Performance Awards (7)	3,701,777	2,498,604		—	3,701,777
Other Benefits (8)	—	21,291		—	194,114
Total Pre-Tax Benefit	7,357,425	7,345,782		—	14,376,539
Douglas S. Aron
Cash Severance	—	1,196,000	(4)	—	2,024,000	(5)
Restricted Stock (6)	933,444	461,285		—	933,444
Performance Awards (7)	922,583	607,815		—	922,583
Other Benefits (8)	—	20,266		—	118,979
Total Pre-Tax Benefit	1,856,027	2,285,366		—	3,999,006
Stephanie C. Hildebrandt
Cash Severance	—	1,050,000	(4)	—	1,785,000	(5)
Restricted Stock (6)	738,934	369,599		—	738,934
Performance Awards (7)	739,189	492,972		—	739,189
Other Benefits (8)	—	17,720		—	101,383
Total Pre-Tax Benefit	1,478,123	1,930,291		—	3,364,506
Jason G. Ingersoll
Cash Severance	—	864,000	(4)	—	1,476,000	(5)
Restricted Stock (6)	528,537	262,026		—	528,537
Performance Awards (7)	524,049	346,379		—	524,049
Other Benefits (8)	—	22,812		—	101,123
Total Pre-Tax Benefit	1,052,586	1,495,217		—	2,629,709
Eric W. Thode
Cash Severance	—	864,000	(4)	—	1,476,000	(5)
Restricted Stock (6)	479,745	229,690		—	479,745
Performance Awards (7)	459,377	292,677		—	459,377
Other Benefits (8)	—	20,266		—	102,957
Total Pre-Tax Benefit	939,122	1,406,633		—	2,518,079

(1)	“Disability” is defined in the 2013 and 2020 Stock Incentive Plans.

(2)	“Cause” and “Good Reason” are defined in the severance benefit agreements.

(3)	“Qualifying Termination” is defined in the change of control agreements. No payments may be made in the event of a change of control absent a Qualifying Termination.

(4)	If the executive had been terminated without Cause or resigned with Good Reason on December 31, 2021, under the executive’s severance benefit agreement his or her cash severance would consist of (a) the sum of the executive’s base salary and target annual incentive opportunity (calculated as a percentage of annual base salary for 2021), plus (b) the executive’s target annual incentive opportunity (calculated as a percentage of annual base salary for 2021).

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(5)	If the Company consummated a change of control that was followed by the executive’s Qualifying Termination on December 31, 2021, under the executive’s change of control agreement his or her cash severance would consist of (a) two times (three times for Mr. Childers) the sum of the executive’s base salary and target annual incentive opportunity (calculated as a percentage of annual base salary for 2021), plus (b) the executive’s target annual incentive opportunity (calculated as a percentage of his or her annual base salary for 2021).

(6)	The amounts in this row represent the value of the accelerated vesting of the executive’s unvested restricted stock based on the December 31, 2021 closing price of our common stock.

(7)	The amounts in this row represent the value of the accelerated vesting of the executive’s unvested performance awards based on the December 31, 2021 market closing price of our common stock.

(8)	The amounts in this row represent each Named Executive Officer’s right to the payment, as applicable, of (a) in the event of a termination without Cause or voluntary resignation for Good Reason, a lump sum payment comprised of the executive’s medical benefit premiums for a one year period and the amount of the administrative fee assessed under COBRA, or (b) in the event of a Qualifying Termination in connection with a change of control, a lump sum payment comprised of the executive’s medical benefit premiums for a two year period, the amount of the administrative fee assessed under COBRA and two times the Company contributions for the preceding 12 months under the 401(k) Plan and deferred compensation plan.

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information regarding the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Childers, our Chief Executive Officer. We consider the pay ratio specified below to be a reasonable estimate, calculated in a manner that is intended to be consistent with Item 402(u) of Regulation S-K.

Mr. Childers had an annual total compensation of $6,609,272 in 2021 as reflected in the “Total” column of our Summary Compensation table included in this Proxy Statement. With respect to the annual total compensation of the median employee, we identified and calculated the elements of such employee’s compensation for 2021 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation for 2021 of $106,297. As a result, we estimate that Mr. Childers' 2021 annual total compensation was approximately 62 times that of the median of the annual total compensation of all of our employees (other than the CEO).

Archrock has elected to identify its median employee every three years unless there is a significant change in employee population or employee compensation arrangements. In determining the median employee, Archrock prepared a listing of all employees (including full-time, part-time, seasonal and temporary employees) as of December 31, 2020 and the total compensation of each such employee for fiscal year 2020.  The median employee was selected from this list and did not change for 2021. The Compensation Committee believes this is reasonable on the basis there has been no significant change in its employee population, employee compensation arrangements, or the compensation of the median employee.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

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ADDITIONAL INFORMATION

2022 ANNUAL MEETING OF STOCKHOLDERS

Stockholders Entitled to Vote. Owners of our common stock as of the close of business on the record date of March 3, 2022, are entitled to receive notice of and to vote at the Annual Meeting. At the close of business on March 3, 2022, there were 155,296,353 shares of common stock outstanding. Each share of common stock entitles the holder to one vote on all matters submitted to a vote at the Annual Meeting and any adjournment or postponement of the meeting. A complete list of the stockholders entitled to vote will be available for examination at the meeting and for at least 10 days prior to the meeting at our corporate offices located at 9807 Katy Freeway, Suite 100, Houston, Texas 77024.

Voting Methods.

Stockholder of Record. If you are a stockholder of record, you may vote over the telephone, by Internet, by mailing in a proxy card, in person at the Annual Meeting or you can give a proxy to be voted at the meeting. Please refer to the specific voting instructions set forth on the Notice of Internet Availability of Proxy Materials.

Street Name Holder. If, like most of our stockholders, you hold your shares through a bank, broker or other nominee (in “street name”), you must vote your shares in the manner prescribed by your bank, broker or other nominee. Your broker or other nominee will either explain how to vote your stock or enclose a voting instruction card for you to use in directing the broker or other nominee how to vote your stock. If you are a street name holder, you may vote your stock in person at the Annual Meeting only if you obtain a signed proxy from your broker or other nominee giving you a right to vote the stock.

Annual Meeting Quorum. A quorum of stockholders is necessary for a valid meeting. The presence in person or by proxy of the holders of a majority of the outstanding shares of our common stock will constitute a quorum for the Annual Meeting. Under our Third Amended and Restated Bylaws, as amended, and under Delaware law, abstentions and “broker non-votes” are counted as present in determining whether the quorum requirement is satisfied.

Broker Non-Votes and Their Impact on the Annual Meeting. A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power for that proposal and has not received instructions from the beneficial owner. Under the rules of the NYSE, brokers do not have discretionary authority to vote shares in connection with non-routine matters without instructions from the beneficial owner. Therefore, if you hold your shares in the name of a bank, broker or other nominee, for your vote to be counted on any of the proposals other than Proposal 2, you will need to communicate your voting decisions to your bank, broker or other nominee before April 28, 2022.

Each proposal to be voted on at the Annual Meeting is described in this Proxy Statement, as is the vote required to approve each proposal. For any other matters that may be properly presented for consideration at the Annual Meeting, the persons named as proxies will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote. As of the date of this Proxy Statement, we do not anticipate that any other matters will be properly presented for consideration at the Annual Meeting.

How to Change Your Vote. A proxy may be revoked at any time before it is voted by sending written notice of revocation to our Secretary (see “Company Contact Information”), by delivering a later-dated proxy (by one of the methods described above) or by voting in person at the meeting. If you hold your shares in street name, you should follow the directions provided by your broker or other nominee regarding how to revoke your proxy.

Tabulation of Votes. An independent representative has been selected to tabulate and certify the vote results and act as the inspector of election for the Annual Meeting.

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Solicitation of Votes. This solicitation is made on behalf of the Board, and we will pay the cost of soliciting proxies. In addition to solicitations by mail, our directors, officers and employees, without additional compensation, may solicit proxies on the Company's behalf in person, by telephone, or by electronic communication. We must also pay brokerage firms, banks, broker-dealers and other similar organizations representing beneficial owners certain fees associated with:

●	forwarding the Notice of Internet Availability of Proxy Materials to beneficial owners;

●	forwarding printed proxy materials by mail to beneficial owners who specifically request them; and

●	obtaining beneficial owners’ voting instructions.

Availability of Proxy Materials. Instead of mailing a printed copy of our proxy materials, including this Proxy Statement, form of proxy card and our 2021 Annual Report to Stockholders, we have elected to provide access to such documents on the Internet. Most stockholders will not receive printed copies of the proxy materials unless they request them, in which case printed copies of the proxy materials will be provided at no charge. Our Notice of Internet Availability of Proxy Materials was first mailed to stockholders of record and beneficial owners on or about March 16, 2022. Any stockholder may request to receive proxy materials in printed form by mail or electronically by e-mail for this year and on an ongoing basis by following the instructions set forth in the Notice of Internet Availability of Proxy Materials.

Householding. The SEC rules regarding the delivery of the notice of internet availability, proxy statements and annual reports permit us, in specified circumstances, to deliver a single set of these reports to any address at which two or more stockholders reside. This method of delivery, often referred to as householding, will reduce the amount of duplicative information that security holders receive and lower printing and mailing costs for us. Each stockholder will continue to receive a separate proxy card.

We have attempted to deliver only one Notice of Internet Availability of Proxy Materials to eligible stockholders who share an address, unless we received contrary instructions from any such stockholder prior to the mailing date. We will deliver promptly, upon written or oral request, a separate copy of the Notice of Internet Availability of Proxy Materials to a stockholder at a shared address to which a single copy of such document was delivered. Any stockholder who would like to receive a separate copy of the Notice of Internet Availability of Proxy Materials, now or in the future, should submit this request to our Secretary (see “Company Contact Information”). Beneficial owners sharing an address who receive multiple copies of the Notice of Internet Availability of Proxy Materials and who would like to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of such document be mailed to all stockholders at the shared address in the future.

2023 ANNUAL MEETING OF STOCKHOLDERS

Any stockholder proposal that is intended for inclusion in our Proxy Statement for our 2023 Annual Meeting of Stockholders must be received by our Secretary at the address provided below no later than October 18, 2022.

Our bylaws establish an advance-notice procedure for stockholder proposals or director nominations to be brought before an annual meeting but not included in our Proxy Statement. Under these bylaw provisions, we must receive written notice of a stockholder proposal or director nomination to be brought before the 2023 Annual Meeting of Stockholders on or after October 18, 2022 and no later than November 17, 2022 for that proposal or nomination to be considered timely. Stockholder proposals and director nominations brought under these bylaw provisions must include the information required under our bylaws, including the following:

●	a description of the material terms of certain derivative instruments to which the stockholder or the beneficial owner, if any, on whose behalf the nomination or proposal is being made is a party, a description of the material terms of any proportionate interest in our shares or derivative instruments held by a general or limited partnership in which such person is a general partner or beneficially owns an interest in a general partner, and a description of the material terms of any performance-related fees to which such person is entitled based on any increase or decrease in the value of our shares or derivative instruments; and

ARCHROCK, INC. 2022 PROXY STATEMENT | 59

●	with respect to a nomination of a director, a description of the material terms of all direct and indirect compensation and other material monetary arrangements during the past three years, and any other material relationships between or among the proponent of the nomination and his or her affiliates, on the one hand, and each proposed nominee and his or her affiliates, on the other hand, including all information that would be required to be disclosed pursuant to Rule 404 promulgated under the SEC’s Regulation S-K if the proposing person were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant.

A stockholder submitting a proposal or director nomination under our bylaw provisions must, among other things:

●	include the name and address of the stockholder, and the number of our shares that are, directly or indirectly, owned beneficially and of record by the stockholder;

●	state whether the stockholder intends to deliver a proxy statement and form of proxy to holders of a sufficient number of voting shares to carry the proposal or to elect the nominee or nominees, as applicable;

●	be a stockholder of record as of the time of giving the notice and at the time of the meeting at which the proposal or nomination will be considered and include a representation to that effect; and

●	update and supplement the required information ten (10) business days prior to the date of the meeting.

These requirements in our bylaws are in addition to the SEC’s requirements with which a stockholder must comply to have a stockholder proposal included in our Proxy Statement. Stockholders may obtain a copy of our bylaws by making a written request to our Secretary at the address provided below.

Stockholder proposals and nominations of directors must be delivered to our Secretary at the address provided below.

COMMUNICATION WITH THE BOARD

Stockholders or other interested parties may communicate with the entire Board or any individual member of the Board by writing to Gordon T. Hall, Chairman, at the address provided below. All written inquiries will be immediately forwarded as directed. In addition, any concern or inquiry may be communicated to the Audit Committee or the Board by calling our compliance hotline at 1-844-809-1630 or by going to www.archrock.ethicspoint.com.

COMPANY DOCUMENTS

We will provide to any stockholder or potential investor, without charge, upon written or oral request, by first class mail or other equally prompt means, a copy of this Proxy Statement or Annual Report on Form 10-K for the year ended December 31, 2021. These documents are also available on our website at www.archrock.com.

COMPANY CONTACT INFORMATION

The Company's Secretary and Investor Relations Departments can be contacted as follows:

By mail:

Archrock, Inc.

9807 Katy Freeway, Suite 100

Houston, Texas 77024

By telephone: (281) 836-8000

By email: investor.relations@archrock.com

ARCHROCK, INC. 2022 PROXY STATEMENT | 60

Archrock

ARCHROCK, INC.
9807 KATY FREEWAY, SUITE 100
HOUSTON, TX 77024

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on April 27, 2022 for shares held directly and by 11:59 P.M. Eastern Time on April 25, 2022 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on April 27, 2022 for shares held directly and by 11:59 P.M. Eastern Time on April 25, 2022 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D68013-P67254 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

ARCHROCK, INC.

The Board of Directors recommends that you vote FOR the following:

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
1. Election of the following persons to serve as directors of Archrock, Inc. until the 2023 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified	☐	☐	☐	______________

Nominees:

01) Anne-Marie N. Ainsworth
02) D. Bradley Childers
03) Gordon T. Hall
04) Frances Powell Hawes
05) J. W. G. Honeybourne
06) James H. Lytal
07) Leonard W. Mallett
08) Jason C. Rebrook
09) Edmund P. Segner, III

The Board of Directors recommends that you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. Ratification of the appointment of Deloitte & Touche LLP as Archrock, Inc.'s independent registered public accounting firm for fiscal year 2022	☐	☐	☐
3. Advisory, non-binding vote to approve the compensation provided to our Named Executive Officers for 2021	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D68014-P67254

ARCHROCK, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 28, 2022

I hereby appoint D. Bradley Childers and Stephanie C. Hildebrandt, and each of them, with full power of substitution, as proxies to vote all the shares of common stock of Archrock, Inc. that I am entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m. Central Time, on April 28, 2022, and at any adjournments or postponements thereof, upon the matters set forth in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, and in their discretion upon such other matters as may properly come before the meeting.

If you execute and return this proxy card, the proxies will vote the shares in the manner specified in this proxy card.

If you execute and return this proxy card but do not specify the manner in which the proxies should vote the shares, the proxies will vote the shares FOR all the nominees for director and FOR the proposals described herein.

Continued and to be signed on reverse side